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                                                                 Exhibit 99.1


                                                                  EXECUTION COPY










                               PURCHASE AGREEMENT

                                  BY AND AMONG

                            SLM HOLDING CORPORATION,
                                HIJ CORPORATION,
                                USA GROUP, INC.,
                         USA GROUP LOAN SERVICES, INC.,

                                       AND
                       USA GROUP GUARANTEE SERVICES, INC.




                            DATED AS OF JUNE 14, 2000

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                                TABLE OF CONTENTS
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                                                                                                                PAGE
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
SECTION 1 TRANSACTION TERMS.......................................................................................2

                  1.1      TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.......................................2
                  1.2      RETAINED ASSETS........................................................................4
                  1.3      ASSUMED LIABILITIES....................................................................4
                  1.4      PURCHASE PRICE.........................................................................5
                  1.5      ADJUSTMENTS............................................................................6
                  1.6      ALLOCATION OF CONSIDERATION............................................................9

SECTION 2 CLOSING ...............................................................................................10
                  2.1      LOCATION AND DATE.....................................................................10
                  2.2      CLOSING DELIVERIES....................................................................10

SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLERS..............................................................13

                  3.1      DUE ORGANIZATION......................................................................14
                  3.2      AUTHORIZATION; VALIDITY...............................................................14
                  3.3      NO CONFLICTS..........................................................................14
                  3.4      TITLE AND OWNERSHIP...................................................................15
                  3.5      SUBSIDIARIES..........................................................................16
                  3.6      FINANCIAL STATEMENTS..................................................................16
                  3.7      PERMITS...............................................................................18
                  3.8      ENVIRONMENTAL MATTERS.................................................................18
                  3.9      REAL PROPERTY.........................................................................19
                  3.10     LEASES................................................................................20
                  3.11     MATERIAL CONTRACTS AND COMMITMENTS....................................................20
                  3.12     INSURANCE.............................................................................22
                  3.13     LABOR AND EMPLOYMENT MATTERS..........................................................22
                  3.14     EMPLOYEE BENEFIT PLANS................................................................23
                  3.15     CONFORMITY WITH LAW...................................................................26
                  3.16     LITIGATION............................................................................26
                  3.17     INTELLECTUAL PROPERTY.................................................................27
                  3.18     BOOKS AND RECORDS.....................................................................27
                  3.19     TAXES.................................................................................27
                  3.20     ABSENCE OF CHANGES....................................................................31
                  3.21     DISCLOSURE............................................................................33
                  3.22     COMPLIANCE WITH THIRD-PARTY SERVICER REGULATIONS......................................33
                  3.23     LIABILITY FOR LOAN SERVICING..........................................................33
                  3.24     STUDENT LOAN PORTFOLIO................................................................33
                  3.25     FAIRNESS OPINION......................................................................36
                  3.26     ACQUISITION FOR INVESTMENT............................................................36
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                                       i

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
SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYERS...............................................................36

                  4.1      DUE ORGANIZATION......................................................................37
                  4.2      AUTHORIZATION; VALIDITY...............................................................37
                  4.3      COMPLIANCE............................................................................37
                  4.4      NO CONFLICTS..........................................................................37
                  4.5      CAPITALIZATION........................................................................38
                  4.6      SEC REPORTS AND FINANCIAL STATEMENTS..................................................39
                  4.7      FINANCIAL CAPABILITY..................................................................40
                  4.8      ABSENCE OF CERTAIN CHANGES............................................................40
                  4.9      ABSENCE OF UNDISCLOSED LIABILITIES....................................................41
                  4.10     EMPLOYEE BENEFIT PLANS; ERISA.........................................................41
                  4.11     MATERIAL BUYER CONTRACTS; REGISTRATION RIGHTS AGREEMENTS..............................42
                  4.12     LITIGATION............................................................................42
                  4.13     DISCLOSURE............................................................................43

SECTION 5 COVENANTS..............................................................................................43

                  5.1      SELLERS'COVENANTS.....................................................................43
                  5.2      BUYERS'COVENANTS......................................................................49
                  5.3      JOINT COVENANTS.......................................................................50
                  5.4      CERTAIN TAX MATTERS...................................................................57

SECTION 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS AND SELLERS..............................................60

                  6.1      NO LITIGATION.........................................................................60
                  6.2      GOVERNMENT CONSENTS AND APPROVALS.....................................................60
                  6.3      EMPLOYMENT AGREEMENTS.................................................................60
                  6.4      DEPARTMENT OF EDUCATION...............................................................61

SECTION 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS..........................................................61

                  7.1      REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS............................61
                  7.2      NO MATERIAL ADVERSE CHANGE............................................................61
                  7.3      DELIVERY OF CLOSING ITEMS.............................................................61
                  7.4      U.S. DEPARTMENT OF TREASURY...........................................................62

SECTION 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.........................................................62

                  8.1      REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS............................62
                  8.2      NO MATERIAL ADVERSE CHANGE............................................................62
                  8.3      DELIVERY OF CLOSING ITEMS.............................................................62

SECTION 9 INDEMNIFICATION........................................................................................63

                  9.1      GENERAL INDEMNIFICATION BY SELLERS....................................................63
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
                  9.2      GENERAL INDEMNIFICATION BY BUYERS.....................................................64
                  9.3      LIMITATION............................................................................65
                  9.4      INDEMNIFICATION PROCEDURES............................................................65
                  9.5      REMEDIES..............................................................................67

SECTION 10 MISCELLANEOUS.........................................................................................67

                  10.1     TERMINATION...........................................................................67
                  10.2     EFFECT OF TERMINATION.................................................................68
                  10.3     SUCCESSORS AND ASSIGNS................................................................68
                  10.4     ENTIRE AGREEMENT......................................................................69
                  10.5     COUNTERPARTS..........................................................................69
                  10.6     BROKERS AND AGENTS....................................................................69
                  10.7     EXPENSES AND FEES.....................................................................69
                  10.8     SPECIFIC PERFORMANCE; REMEDIES........................................................70
                  10.9     NOTICES...............................................................................70
                  10.10    DISPUTE RESOLUTION....................................................................71
                  10.11    GOVERNING LAW.........................................................................71
                  10.12    SELECTION OF A FORUM..................................................................71
                  10.13    SEVERABILITY..........................................................................72
                  10.14    ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS.............................................72
                  10.15    MUTUAL DRAFTING.......................................................................72
                  10.16    FURTHER REPRESENTATIONS...............................................................72
                  10.17    AMENDMENT; WAIVER.....................................................................72
                  10.18    SCHEDULES.............................................................................72
                  10.19    DEFINITION OF AFFILIATE...............................................................73


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EXHIBITS
Exhibit 2.2(a)(iii)                       Transitional Services Agreement

Exhibit 2.2(a)(iv)                        Registration Rights Agreement

Exhibit 2.2(a)(v)                         Grant Recommendation Agreement

Exhibit 2.2(a)(vi)                        Name and Trademark License Agreement

Exhibit 2.2(a)(vii)                       Amendment to Guarantee Services Agreement

Exhibits 2.2(a)(xii)                      Non Compete Agreement

Exhibit 2.2(a)(xiv)                       Sellers' Opinions of Counsel

Exhibit 2.2(b)(ix)                        Buyers' Opinions of Counsel

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into this 14th day of June, 2000, by and among SLM Holding Corporation, a Delaware corporation ("SLM"), HIJ Corporation, a Delaware corporation ("ACQUISITION CORP." and together with SLM, the "BUYERS"), USA Group, Inc., a Delaware non-stock corporation ("GROUP"), USA Group Loan Services, Inc., a Delaware non-stock non-profit corporation of which Group is the sole member ("LOAN SERVICES"), and USA Group Guarantee Services, Inc., a Delaware non-stock non-profit corporation of which Group is the sole member ("GUARANTEE SERVICES" and, together with Group and Loan Services, the "SELLERS").

                                    RECITALS

         WHEREAS, Sellers are engaged in purchasing, holding and servicing educational loans, providing administrative and support services to student loan guarantee agencies, lenders and educational institutions and providing other education related services (other than Group Work, the Guarantee Business and services and activities performed by SMS Hawaii, the "BUSINESS");

         WHEREAS, Group is a nonprofit corporation, the charitable mission of which is to foster education and encourage the continuation of studies at universities, colleges and schools (the "GROUP WORK"); Group's Affiliate, United Student Aid Funds, Inc., a Delaware non-stock non-profit corporation ("FUNDS"), is engaged in acting as a guarantor of student loans pursuant to the Higher Education Act of 1965, as amended (the "GUARANTEE BUSINESS"), and Guarantee Services is the sole member of Secondary Market Services Corp.-Hawaii, a Hawaiian non-stock non-profit corporation ("SMS HAWAII");

         WHEREAS, Group is the sole member of Loan Services and Guarantee Services and owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of USA Group Enterprises, Inc., a wholly-owned subsidiary of Group and an Indiana corporation, ("ENTERPRISES") and other assets used to conduct the Business;

         WHEREAS, Enterprises owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Education One Group, Inc., an Indiana corporation, Education Debt Services, Inc., an Indiana corporation, USA Group Noel-Levitz, Inc., an Indiana corporation, Downtown Services, Inc., an Indiana corporation, USA Group Secondary Market Services, Inc., a Delaware corporation ("USA GROUP SMS"), and Secondary Market Company, Inc., a wholly-owned subsidiary of USA Group SMS and a Delaware corporation ("SECONDARY MARKET", and together with Enterprises and the foregoing subsidiaries, the "TRANSFERRED SUBSIDIARIES"); and

         WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, all of the properties and assets of Sellers other than the Retained Assets (as defined herein), used in connection with the Business upon and subject to the terms, covenants, conditions, warranties and representations set forth in this Agreement.

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         WHEREAS, Sellers have determined that their participation in the transactions described herein will further their charitable purposes by enhancing the resources that will be available to them for the purpose of fostering education and access to education.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    SECTION 1
                                TRANSACTION TERMS

     1.1 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. Upon and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1, Sellers shall convey, sell, assign, transfer and deliver to Buyers, and Buyers shall purchase and acquire from Sellers all of the assets, properties, rights, privileges, claims, contracts and interests of every kind and description, real or personal, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the books and records of Sellers, which are owned by or used or held for use by Sellers in the conduct of the Business, free and clear of any and all Liens other than Permitted Liens, except for the Retained Assets (as defined in Section 1.2) (such assets, properties, rights, privileges, claims, contracts and interests being hereinafter collectively called the "ACQUIRED Assets"). "LIEN" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under any applicable Law (as defined in Section 3.1)). Without limiting the generality of the foregoing, the Acquired Assets shall include the following:

          (a) TANGIBLE PERSONAL PROPERTY. All of the equipment, office furniture, furnishings, office equipment, computer hardware and software, leasehold and other improvements and all other tangible personal property owned by or used or held for use by Sellers in connection with the Business;

          (b) ACCOUNT BALANCES. Except to the extent set forth in Section , all balances in all banking or investment accounts as of the Closing Date;

          (c) BOOKS, RECORDS AND WRITTEN MATERIALS. All of the business records of the Sellers used in connection with the Business, including all financial books and records, studies, analyses, strategies, plans, forms, specifications, technical data, and any similar information which has been reduced to writing;

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          (d) CATALOGS AND ADVERTISING MATERIALS. All of the promotional and advertising materials, including all catalogs, brochures, videos, plans, manuals, handbooks, and equipment owned by or used or held for use by Sellers in connection with the Business;

          (e) INTELLECTUAL PROPERTY. Any and all intellectual property owned by Sellers, together with all claims for damages against Persons by reason of past infringement and the right to sue for and collect such damages, confidential or proprietary business information and trade secrets and all other intellectual and intangible property rights owned by Sellers or to, or in, which Sellers have any right or interest whatsoever, and which are used or held for use by Sellers in connection with the Business (where there are multiple copies of such material in possession or control of Sellers, all copies of such material) (as used herein, "PERSON" means a corporation (either stock or non-stock, for or non-profit), limited liability company, association, partnership, organization, trust, joint venture or other legal entity, any individual, group of individuals or a United States, state, local or other governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality ("GOVERNMENTAL AUTHORITY"));

          (f) CONTRACTS. All rights and benefits of Sellers in, to and under the contracts, leases, instruments, agreements and loans, written or oral (collectively, the "CONTRACTS") to which Sellers are a party and which relate to the Business or by which the Business is conducted or by which any of the Acquired Assets are bound (collectively, the "ASSUMED Contracts").

          (g) LICENSES. Any license, franchise, concession, certificate, or registration from or with a Governmental Authority, and held by or used or held for use in connection with the Business (collectively, the "LICENSES");

          (h) PERMITS. Any permit, consent, authorization or approval from or with a Governmental Authority, and held by or used or held for use in connection with the Business (collectively, "PERMITS");

          (i) ENTERPRISES SHARES. Good, valid and record title to, and beneficial ownership of, all of the shares of capital stock of Enterprises (the "ENTERPRISES SHARES") free and clear of all Liens other than Permitted Liens;

          (j)  NAME. The names set forth in SCHEDULE 1.1(j); and

          (k) OTHER ASSETS. All of the other assets, properties, rights, privileges, claims, contracts and interests of every kind and description of Sellers used or held for use in connection with the Business, whether, real or personal, tangible or intangible, absolute or contingent, wherever situated, and whether or not carried or reflected on the books and records of Sellers.

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     1.2  RETAINED ASSETS. Notwithstanding any other provision of this

Agreement, Sellers shall retain, and the Acquired Assets shall not include, the following (collectively, the "RETAINED ASSETS"):

          (a) cash (or other assets in a form agreed to by the parties) in an amount (subject to adjustment as set forth in Section 1.5), equal to the Net Asset Value (as defined below) minus $320 million (the "RETAINED CASH");

          (b) Sellers' corporate books and records, including stock certificates of Sellers, treasury stock, stock transfer records, corporate seals and minute books, and all books and records pertaining to Taxes of Sellers;

          (c) the membership interest in Funds;

          (d) the membership interest in SMS Hawaii; and

          (e) the assets identified on SCHEDULE 1.2.

     "NET ASSET VALUE" means the book value of total assets less total liabilities as determined by generally accepted accounting principles ("GAAP"), as set forth on the Pro Forma Balance Sheets as of the Net Asset Value Date, prior to subtracting the Retained Cash from total assets. If the Closing occurs on or before November 15, 2000, then the "NET ASSET VALUE DATE" shall be June 30, 2000. If the Closing occurs after November 15, 2000, then the "NET ASSET VALUE DATE" shall be September 30, 2000, unless the failure to close prior to that date is solely as a result of the breach as of November 15, 2000 of the representations and warranties set forth in Section 3 of this Agreement which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or the breach as of November 15, 2000 of the covenants of Sellers in this Agreement (which the Buyers shall have the burden to prove), in which event the Net Asset Value Date shall be June 30, 2000.

     1.3 ASSUMED LIABILITIES. On the terms and subject to the conditions set forth in the Assignment and Assumption Agreement in a form reasonably acceptable to Buyers and Sellers (the "ASSUMPTION AGREEMENT"), at the Closing, Buyers shall assume all liabilities and obligations of Sellers whether or not relating to the Acquired Assets, whether fixed, contingent or otherwise, choate or inchoate, known or unknown (collectively referred to hereinafter as the "ASSUMED LIABILITIES"); except that the Assumed Liabilities shall exclude, and Sellers shall retain all, and Buyers shall have no responsibility for any of Sellers' liabilities and obligations, whether or not relating to the Acquired Assets, whether fixed, contingent or otherwise, choate or inchoate, known or unknown (collectively referred to hereinafter as the "EXCLUDED LIABILITIES") set forth below:

               (i) any liabilities or obligations relating solely to (A) the conduct of the Guarantee Business; (B) the conduct of the business of SMS Hawaii; or (C) the conduct of Group Work;

               (ii) any liabilities arising out of or related to expenses incurred in connection with the development, negotiation and execution of the transactions contemplated by this Agreement, except to the extent that (x) (A) such liabilities are reflected on the Pro Forma Balance Sheet for the Net Asset Value Date and (B) the Purchase Price is less than it would have been if such liabilities were not included on the Pro Forma Balance Sheet for the Net Asset Value Date or (y) such liabilities have been discharged as of the Net Asset Value Date;

               (iii) any liabilities for Taxes of the Sellers, including any such Taxes relating to the Acquired Assets; and

               (iv) any liabilities under the Key Executive Incentive Plan, the Long Term Incentive Plan and the Excel Plan of Group (collectively, the "CASH PLANS").

     1.4  PURCHASE PRICE

          (a) In reliance on the representations, warranties and covenants set forth herein and in consideration of Sellers' sale, assignment, transfer and delivery of the Acquired Assets to Buyers, Buyers shall assume the Assumed Liabilities and pay to Sellers aggregate cash and stock consideration in an amount equal to the lesser of (X) four hundred and fifty million dollars ($450,000,000) plus the Net Asset Value and (Y) seven hundred seventy million dollars ($770,000,000) (the "PURCHASE PRICE"). The Purchase Price shall be subject to adjustment as described in Section 1.5 and shall be payable as follows:

               (i) At Closing, Buyer shall pay to Sellers by wire transfer of immediately available funds an amount in cash equal, in the aggregate, to four hundred million dollars ($400,000,000) (the "CASH PURCHASE PRICE").

               (ii) At Closing, Buyer shall deliver to the Sellers a number of shares ("SLM SHARES") of common stock, par value $.01 per share, of SLM ("SLM COMMON STOCK") having, in the aggregate, an Aggregate Value (as defined below) of the Purchase Price minus the Cash Purchase Price. For purposes of this Agreement, "AGGREGATE VALUE" shall mean the Average SLM Stock Price times the number of shares issued as consideration and "AVERAGE SLM STOCK PRICE" shall mean (X) the sum of the average price per share (which, for each day, shall equal the average of the high and low sales prices per share for such day) of SLM Common Stock on the New York Stock Exchange as reported in The Wall Street Journal (Eastern Edition) for each of the twenty consecutive Trading Days ending on the Trading Day that is the Trading Day prior to the day of Closing, or, in the case of adjustment payments pursuant to Section 1.5, such other payment date (the "PRICING PERIOD"), divided by (Y) twenty. "TRADING DAY" shall mean a day on which SLM Common Stock is traded on the New York Stock Exchange.

          (b) If, solely as a result of circumstances beyond the control of Sellers, the Closing has not occurred by July 31, 2000 and occurs on or before November 15, 2000, then the Purchase Price shall be increased by interest at a per annum rate of 8%, compounded monthly, from August 1, 2000 through the date of Closing. If the Closing occurs after November 15, 2000, then no interest shall accrue except pursuant to the next sentence. If, solely as a result of circumstances beyond the control of Sellers, the Closing occurs after November 15, 2000, then the Purchase Price shall be increased by interest at a per annum rate of 8%, compounded monthly, from November 1, 2000 through the date of Closing.

          (c) The Cash Purchase Price and the SLM Shares shall be allocated among and paid to the Sellers and allocated among and paid by the Buyers as provided in SCHEDULE 1.6.

     1.5 ADJUSTMENTS. USA Group shall no later than 90 days following the Net Asset Value Date (or 105 days following the Net Asset Value Date in the event the Net Asset Value Date is September 30, 2000) cause an audit to be completed of (1) the combined balance sheet of Group and its subsidiaries excluding Funds and SMS Hawaii as of the Net Asset Value Date (the "AUDITED BALANCE SHEET") and
(2) the Net Asset Value as of the Net Asset Value Date, in each case by Ernst & Young LLP ("SELLERS' AUDITOR").

          (a) ADJUSTED NET ASSET VALUE. If the results of such audit indicate that the book value of total assets less total liabilities as determined by generally accepted accounting principles as of the Net Asset Value Date pursuant to such audit excluding Retained Assets and Excluded Liabilities but prior to subtracting the Retained Cash from total assets (the "ADJUSTED NET ASSET VALUE") was different than the Net Asset Value, the following adjustments shall be made:

               (i) If the Net Asset Value is less than $320 million and the Adjusted Net Asset Value is greater than the Net Asset Value, but less than $320 million, then the Purchase Price shall be increased by the amount of such difference.

               (ii) If the Net Asset Value is less than $320 million and the Adjusted Net Asset Value is greater than the Net Asset Value and greater than $320 million, then the Purchase Price shall be increased to $770 million and the Retained Cash shall be increased by the remainder, if any, of the difference between Net Asset Value and Adjusted Net Asset Value not applied in such increase of the Purchase Price.

               (iii) If the Net Asset Value is greater than $320 million and the Adjusted Net Asset Value is greater than the Net Asset Value, the Retained Cash shall be increased by the amount of such difference.

               (iv) If the Net Asset Value is greater than $320 million and the Adjusted Net Asset Value is less than the Net Asset Value, but greater than $320 million, the Retained Cash shall be decreased by the amount of such difference.

               (v) If the Net Asset Value is greater than $320 million and the Adjusted Net Asset Value is less than the Net Asset Value and less than $320 million, the Retained Cash shall be decreased to $0 and the Purchase Price shall be decreased by the remainder, if any, of the difference between Net Asset Value and Adjusted Net Asset Value not applied in such decrease of the Retained Cash.

               (vi) If the Net Asset Value is less than $320 million and the Adjusted Net Asset Value is less than the Net Asset Value, the Purchase Price shall be decreased by the amount of such difference.

          (b) POST-CLOSING PURCHASE PRICE ADJUSTMENTS. In the event the Closing has occurred, adjustments in Purchase Price will be effected through the transfer of the Aggregate Value of SLM Shares equal to the adjustment either:
(i) to Sellers by Buyers (in the case of upward adjustments) or (ii) to Buyers from Sellers (in the case of downward adjustments). Any post-Closing adjustments to the Purchase Price will occur no later than 120 days following the Net Asset Value Date (or if later ten Trading Days after the final resolution of any dispute over the adjustment).

          (c) POST-CLOSING RETAINED CASH ADJUSTMENTS. In the event the Closing has occurred: (i) if the amount of Retained Cash has been increased pursuant to
Section 1.5(a), Buyers will transfer an amount in cash equal to the amount of such increase to Sellers and (ii) if the amount of Retained Cash has been decreased pursuant to Section 1.5(a), Sellers will transfer an amount in cash equal to the amount of such decrease to Buyers. Any post-Closing adjustments to Retained Cash will occur no later than 120 days following the Net Asset Value Date (or if later ten Trading Days after the final resolution of any dispute over the adjustment).

          (d) AUDIT PROCEDURES. Buyers shall give Sellers and Sellers' Auditors reasonable access, during normal business hours, to the properties, books, records, contracts and commitments of Buyer, in order to enable Sellers' Auditors to complete the audit described herein. Sellers' Auditor will deliver to Buyers (i) the Audited Balance Sheet as of the Net Asset Value Date, (ii) a statement which calculates Adjusted Net Asset Value, and (iii) an auditor's certificate certifying the Audited Balance Sheet and Adjusted Net Asset Value as of the Net Asset Value Date and setting forth the Adjusted Net Asset Value, together with supporting calculations in reasonable detail and audit papers (the "ADJUSTMENT Certificate"). The audit shall comply with and be performed in accordance with generally accepted auditing standards and the Audited Balance Sheet shall be prepared in accordance with GAAP and in a manner that is consistent with the principles used to prepare the Audited Financial Statements and presentation set forth in the March 31, 2000 Pro Forma Balance Sheet; PROVIDED, HOWEVER, that the statement of Adjusted Net Asset Value in (ii) above shall (A) exclude all Retained Assets other than Retained Cash and Excluded Liabilities and (B) reflect and itemize, with an accompanying explanation, Retained Assets, Excluded Liabilities and Retained Cash and proposed revisions, if any, to the Net Asset Value. For purposes of planning and performing the audit, Sellers' Auditor shall utilize customary planning materiality as it relates to the fairness in presentation of the Audited Balance Sheet. Individual errors discovered in the course of the audit which are not deemed to be material but which exceed $500,000 shall be posted to a summary of audit differences schedule. No such items included on the summary of audit differences shall be reflected as an adjustment of Net Asset Value in arriving at Adjusted Net Asset Value unless the net effect of all such differences exceeds $1 million, in which case all such differences shall be reflected as an adjustment to Net Asset Value in arriving at Adjusted Net Asset Value. Buyers and its independent public accountants ("BUYERS' AUDITOR") will have 30 days from the date on which the Audited Balance Sheet as of the Net Asset Value Date and the Adjustment Certificate are delivered to Buyers to review such documents (the "REVIEW PERIOD"). Buyers and Buyers' Auditor shall be provided with full access to the work papers of Sellers' Auditor in connection with such review. If Buyers believe that any item or amount (including the Adjusted Net Asset Value) shown or reflected in the audited Pro Forma Balance Sheet as of the Net Asset Value Date or the Adjustment Certificate is not in compliance with the Audit Requirements, Buyers may, on or prior to the last day of the Review Period, deliver a notice to Sellers setting forth, in reasonable detail, each disputed item or amount and the basis for its disagreement therewith, together with supporting calculations (the "DISPUTE NOTICE"). The Dispute Notice shall set forth Buyers' position as to the proper Adjusted Net Asset Value. If no Dispute Notice is received by Sellers on or prior to the last day of the Review Period, the Audited Balance Sheet as of the Net Asset Value Date, Adjusted Net Asset Value and the Adjustment Certificate shall be deemed accepted by Buyers. The rights of Buyers and Sellers to indemnification under Section 9 (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the rights of Buyers and Sellers to any adjustments to Purchase Price, Retained Cash and Net Asset Value under this Section 1.5.

          (e) THE ACCOUNTANT. Within 15 days after Sellers' receipt of a Dispute Notice, if any, Buyers and Sellers will jointly and promptly contact the national office of, and shall retain the services of, an independent national accounting firm, which does not at the time of retention provide and has not in the prior three years provided auditing services to Buyers or Sellers (or to their Affiliates). If Buyers and Sellers cannot agree on the independent accounting firm to be retained, Buyers and Sellers will each submit the name of one accounting firm that satisfies the qualifications set forth in this Section 1.5(e), and the independent accounting firm shall be selected by lot from those two firms. The independent accounting firm retained by Buyers and Sellers (the "ACCOUNTANT") will conduct such review of the Audited Balance Sheet and Adjusted Net Asset Value as of the Net Asset Value Date, any related work papers of Buyers' Auditor and Sellers' Auditor, the Adjustment Certificate and the Dispute Notice, and any supporting documentation as the Accountant in its sole discretion deems necessary, and the Accountant shall conduct such hearings or hear such presentations by the parties as the Accountant in its sole discretion deems necessary.

          (f) THE ADJUSTMENT REPORT. The Accountant shall, as promptly as practicable and in no event later than 60 days following the date of its retention, deliver to Buyers and to Sellers a report (the "ADJUSTMENT REPORT"), in which the Accountant shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Audited Balance Sheet as of the Net Asset Value Date in order for it to comply with the Audit Requirements, and shall determine the appropriate Adjusted Net Asset Value on that basis. The Adjustment Report shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Audited Balance Sheet as of the Net Asset Value Date, together with supporting calculations. The Adjustment Report shall be final and binding upon Buyers and Sellers, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S. C. Sections 1 et seq. and the state law counterparts thereto.

          (g) ADJUSTMENT AND PAYMENT. Adjustments and payments based on the final Adjusted Net Asset Value shall be made pursuant to this Section 1.5 and such payments required hereunder will bear interest at a rate of 8%, compounded monthly, from the date of Closing to the date of payment.

          (h) COSTS OF AUDIT. The Sellers, on the one hand, and Buyers, on the other hand, shall each pay one-half of the total cost of the audit procedures and of the Accountant set forth in this Section 1.5.

     1.6  ALLOCATION OF CONSIDERATION

          (a) The consideration for the Acquired Assets shall be apportioned among and paid to the Sellers and among and paid by the Buyers and allocated as set forth in SCHEDULE 1.6.

          (b) The parties hereto covenant and agree with each other that this allocation was arrived at by arm's length negotiation and that none of them will take a position on any income tax return (including IRS Form 8594 (Asset Allocation Statement) if required), before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.6 without the written consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (c) If SCHEDULE 1.6 has not been agreed to by the parties as of the date hereof, the parties hereto covenant and agree that the parties will attempt, in good faith, to reach mutual agreement on the allocation of consideration by July 31, 2000, or such other date as mutually agreed on by the parties. If the parties do not reach agreement as to SCHEDULE 1.6 by the date agreed to in the previous sentence, any dispute over such allocation shall be resolved by an accounting firm chosen pursuant to Section 1.5(e) prior to the Closing. The fees and expenses of such accounting firm shall be borne equally by the parties. The parties (and their affiliates) shall: (i) timely file all forms and Tax Returns (including IRS Form 8594 (Asset Allocation Statement)) required to be filed in connection with SCHEDULE 1.6, (ii) be bound by such SCHEDULE 1.6 for all Tax purposes, (iii) prepare and file all Tax Returns in a manner consistent with such SCHEDULE 1.6, and (iv) take no position inconsistent with
SCHEDULE 1.6 in any audit or other proceeding relating to Taxes without the written consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

                                   SECTION 2
                                     CLOSING

     2.1 LOCATION AND DATE. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037, or another location as agreed by Buyers and Sellers, no later than five (5) business days after all conditions to Closing shall have been satisfied or waived, or at such other time and date as Buyers and Sellers may mutually agree, which date shall be referred to as the "CLOSING DATE."

     2.2  CLOSING DELIVERIES

          (a) SELLERS DELIVERIES. Upon and subject to the terms and conditions contained herein, Sellers shall deliver or cause to be delivered to Buyers the following at the Closing:


               (i) BILL OF SALE. A duly executed General Bill of Sale conveying, selling, transferring and assigning the Acquired Assets to Buyers, free and clear of any and all Liens other than Permitted Liens, in a form agreed to by the parties.

               (ii) ASSUMPTION AGREEMENT. A duly executed Assumption Agreement.

               (iii) TRANSITIONAL SERVICES AGREEMENT. A duly executed transition services and license agreement substantially in the form attached hereto as
EXHIBIT 2.2(a)(iii) with such changes as agreed to by the parties (the "TRANSITIONAL SERVICES AGREEMENT"), pursuant to which Buyers will permit Sellers to use those goods, rights and services (including the use of certain office space, software and information services) enumerated in the Transitional Services Agreement, including those that are otherwise Acquired Assets, for the conduct of the Guarantee Business, Group Work and the business of SMS Hawaii for a period of 12 months with an option to extend the agreement on the part of Sellers for an additional 6 month term to permit the Sellers an opportunity to locate and obtain use of substitute assets necessary for the conduct of such activities.

               (iv) REGISTRATION RIGHTS AGREEMENT. A duly executed Registration Rights Agreement ("REGISTRATION RIGHTS AGREEMENT") in the form attached hereto as EXHIBIT 2.2(a)(iii).

               (v) GRANT RECOMMENDATION AGREEMENT. A duly executed Grant Recommendation Agreement ("GRANT RECOMMENDATION AGREEMENT") in the form attached hereto as EXHIBIT 2.2(a)(v).

               (vi) NAME AND TRADEMARK LICENSE AGREEMENT. A duly executed Name and Trademark Licensing Agreement ("NAME AND TRADEMARK LICENSING AGREEMENT") authorizing Sellers' use of Buyers' acquired name "USA Group" and trademarks substantially in the form attached hereto as EXHIBIT 2.2(a)(vi).

               (vii) AMENDMENT TO GUARANTEE SERVICES AGREEMENT. A duly executed Amendment to the Guarantee Services Agreement ("AMENDMENT TO GUARANTEE SERVICES AGREEMENT") in the form attached hereto as EXHIBIT 2.2(a)(vii).

               (viii) ENTERPRISES SHARE CERTIFICATES. Certificates representing all of the issued and outstanding shares of the capital stock of Enterprises, with accompanying stock powers duly executed in blank.

               (ix) OTHER SHARE CERTIFICATES. Any certificates held by Sellers representing shares of any other entity, with accompanying stock powers duly executed in blank.

               (x) LIEN RELEASES. Such releases and termination statements as are necessary for the termination and release of any and all Liens other than Permitted Liens on the Acquired Assets;

               (xi) PATENT AND TRADEMARKS. Patent and trademark assignments in form and substance reasonably satisfactory to Buyers;

               (xii) NON-COMPETE AGREEMENT. A duly executed Non-Compete Agreement in the form attached hereto as EXHIBIT 2.2(a)(xiii).

               (xiii) OFFICERS CERTIFICATES. Certificates of the Chief Executive Officer and Chief Financial Officer of Group in a form reasonably acceptable to Buyers.

               (xiv) OPINION OF SELLERS' COUNSEL. An opinion from Sellers' General Counsel, Edward R. Schmidt, or from Debevoise & Plimpton, special counsel to Sellers, dated the Closing Date, in the form attached hereto as
EXHIBIT 2.2(a)(xiv);

               (xv) SECRETARY'S CERTIFICATES. Certificates executed by the respective Secretary of each Seller, certifying (a) copies of the certificate of incorporation, bylaws and other organizational documents of such Seller as in effect as of the Closing Date, which Certificate of Incorporation shall also be certified by an appropriate authority in such Seller's jurisdiction of incorporation, (b) duly enacted resolutions of the directors or trustees and stockholders or members of each Seller approving this Agreement and the other documents and transactions contemplated hereby and authorizing the execution and delivery thereof, and (c) specimen signatures of the officers of such Seller authorized to sign this Agreement and the other documents contemplated hereby;

               (xvi) GOOD STANDING CERTIFICATES. Good standing certificates of each Seller, the Transferred Subsidiaries, certifying as of a recent date that each is in good standing under the laws of the jurisdictions in which they are organized and, except for certificates with respect to jurisdictions where the failure to be so authorized would not be reasonably likely to have a Buyers' Material Adverse Effect (as defined in Section 4.1), authorized to conduct business, as applicable, or comparable instruments (including without limitation photocopies of currently valid and unaltered business licenses);

               (xvii) FIRPTA AFFIDAVIT. A properly executed certificate from Sellers in form and substance satisfactory to Buyers duly executed and acknowledged, certifying all facts necessary to exempt the transactions contemplated hereby from withholding pursuant to the provisions of (a) the Foreign Investment in Real Property Tax Act and (b) any applicable provisions of state or local law;

               (xviii) CONSENTS AND OTHER DOCUMENTS. Any consents, certificates, documents, instruments and other items required to be delivered pursuant to Sections 5, 6 and 7; and

               (xix) OTHER DELIVERIES. All such other documents, certificates, instruments, and authorizations as shall be reasonably requested by Buyers to vest in Buyers good and valid title and interest in and to the Acquired Assets free and clear of all Liens other than Permitted Liens in accordance with the provisions hereof, or otherwise give effect to the transactions contemplated hereby.

          (b) BUYERS DELIVERIES. Upon and subject to the terms and conditions contained herein, Buyers shall deliver or cause to be delivered to Sellers the following at the Closing:

               (i) INITIAL PAYMENT. The SLM Shares and the Cash Purchase Price;

               (ii) ASSUMPTION AGREEMENT. A duly executed Assumption Agreement.

               (iii) TRANSITIONAL SERVICES AGREEMENT. A duly executed Transitional Services Agreement.

               (iv) REGISTRATION RIGHTS AGREEMENT. A duly executed Registration Rights Agreement.

               (v) GRANT RECOMMENDATION AGREEMENT. A duly executed Grant Recommendation Agreement.

               (vi) NAME AND TRADEMARK LICENSE AGREEMENT. A duly executed Licensing Agreement.

               (vii) AMENDMENT TO GUARANTEE SERVICES AGREEMENT. A duly executed Amendment to Guarantee Services Agreement.

               (viii) OFFICERS CERTIFICATES. Certificates of the Chief Executive Officer and Chief Financial Officer of SLM in a form reasonably acceptable to Sellers.

               (ix) OPINION OF BUYERS' COUNSEL. An opinion from Buyers' General Counsel, Marianne M. Keler, or from Wilmer, Cutler & Pickering, counsel to Buyers, in the form attached hereto as EXHIBITS 2.2(b)(ix);

               (x) SECRETARY'S CERTIFICATE. A certificate executed by the Secretary of each Buyer certifying (a) copies of the Certificate of Incorporation, bylaws and other organizational documents of Buyer as in effect as of the Closing Date which Certificate of Incorporation shall also be certified by an appropriate authority in the Buyer's jurisdiction of incorporation, (b) duly enacted resolutions of the directors of the Buyer approving this Agreement and the other documents and transactions contemplated hereby and authorizing the execution and delivery thereof, and (c) specimen signatures of the officers of Buyer authorized to sign this Agreement and the other documents contemplated hereby; and

               (xi) OTHER DELIVERIES. All such other documents, certificates and instruments as shall be reasonably requested by Sellers in order to give effect to the transactions contemplated hereby.

                                   SECTION 3
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

     To induce Buyers to enter into this Agreement and consummate the transactions contemplated hereby, Sellers jointly and severally represent and warrant to Buyers as follows. For purposes of this agreement, "KNOWLEDGE" means with respect to either of Buyers or Sellers, information actually known by the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and General Counsel of Group, in the case of Sellers, or of SLM, in the case of Buyers, plus the persons identified in SCHEDULE 3.0.

     3.1  DUE ORGANIZATION

          (a) Each of Sellers and the Transferred Subsidiaries is duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Each of the Sellers and the Transferred Subsidiaries is in good standing and is duly authorized and qualified to do business under all applicable laws, orders, judgments, rules, codes, regulations, requirements, decrees or ordinances of any Governmental Authority (collectively, "LAWS") to own, lease and operate its respective properties and to carry on its respective business in the places and manner now conducted and presently planned to be conducted, except where the failure to be so authorized or qualified does not and would not be reasonably likely to have a material adverse effect (i) on the rights of Buyers hereunder, on the Acquired Assets or Assumed Liabilities or on the operations, liabilities, or condition (financial or otherwise) of the Business or (ii) on the ability of Sellers to consummate the transactions contemplated hereby or to perform their respective obligations after the Closing (a "MATERIAL ADVERSE EFFECT").

          (b) Each of the Sellers and each of the Transferred Subsidiaries has made available to Buyers true, complete and correct copies of its Articles of Incorporation and Bylaws, or comparable documents (collectively, the "CHARTER DOCUMENTS"). None of Sellers or the Transferred Subsidiaries is in violation of, in conflict with or in default under its Charter Documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

     3.2 AUTHORIZATION; VALIDITY. Each of the Sellers has all requisite corporate power and authority to enter into, make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments to be executed and delivered by any of the Sellers or in connection herewith, when executed and delivered by such Person(s) shall have been duly and validly authorized, executed and delivered by the Sellers. This Agreement and the transactions and other agreements and instruments contemplated hereby constitute, or shall constitute, the valid and binding obligations of each of Sellers (assuming they are valid and binding obligations of the other parties thereto) enforceable in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 NO CONFLICTS. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not:

          (a) conflict with, result in a breach or violation of, or require any consent, approval or authorization under, any of the Charter Documents;

          (b) except as set forth in SCHEDULE 3.3(b) and except as would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, conflict with, result in a default under or impairment of, give any Person (other than a Governmental Authority) a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit to any of Sellers and the Transferred Subsidiaries under, or require any consent, waiver, approval, order or authorization under, any Material Contract (the consents set forth on SCHEDULE 3.3(b) are hereinafter referred to as the "THIRD PARTY CONSENTS");

          (c) other than such as would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, result in the creation or imposition of any Lien other than Permitted Liens on the Business or on any of the Acquired Assets or on the assets of any Transferred Subsidiary;

          (d) except as set forth in SCHEDULE 3.3(d) and except as would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, conflict with, result in a default under or impairment of, give any Governmental Authority a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit to any of Sellers and the Transferred Subsidiaries under, or require any consent, waiver, approval, order or authorization under, any License or Permit (the consents set forth on SCHEDULE 3.3(d) are hereinafter referred to as the "GOVERNMENT CONSENTS");

          (e) except as would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, violate any Law to which any of Sellers or the Transferred Subsidiaries or any of their respective properties, rights or assets are subject or by which any of Sellers or the Transferred Subsidiaries or any of their respective properties, rights or assets are bound; or

          (f) except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, requirement to perform, loss, creation or imposition of any Lien, termination or impairment or similar event described in Section 3.3(a) through (e).

     3.4 TITLE AND OWNERSHIP. Except as set forth on SCHEDULE 3.4, Sellers possess good and valid title to and ownership of the Acquired Assets and have the full power and authority to convey the Acquired Assets, free and clear of any Liens other than Permitted Liens. The Acquired Assets and the Retained Assets are the only rights, assets and properties owned by Sellers. The Acquired Assets constitute all of the assets, rights and properties necessary for the conduct of the Business after the Closing Date substantially in the same manner as conducted prior to the Closing Date. As used herein "PERMITTED LIENS" means
(i) Liens disclosed in SCHEDULE 3.4, (ii) Liens reserved against in the Company Financial Statements and the March 31, 2000 Pro Forma Financial Statements, to the extent so reserved, (iii) Liens for Taxes not yet due and payable, (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the Acquired Assets or the Business or materially interfere with the use thereof as currently used, or (v) Liens created by operation of Law without any action on the part of the obligor thereunder.

     3.5 SUBSIDIARIES. For the purposes of this Agreement, the term "SUBSIDIARIES" shall be construed to include, with respect to any Person, entities of which such Person is the sole member.

          (a) Except as set forth on SCHEDULE 3.5, none of Sellers or the Transferred Subsidiaries has any subsidiaries or presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity or membership interest in any Person, whether active or dormant, nor is any of Sellers or the Transferred Subsidiaries, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other noncorporate entity.

          (b) SCHEDULE 3.5 sets forth for the Transferred Subsidiaries and all other subsidiaries (other than Funds and SMS Hawaii), their authorized capital and the number of shares of capital stock or other equity interests that are issued and outstanding. Except as set forth in SCHEDULE 3.5, Group or the subsidiary identified in SCHEDULE 3.5 is the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of the subsidiaries, free and clear of any Liens other than Permitted Liens, subscriptions, options, warrants, call rights, commitments or any other agreements, and there are no proxies with respect to any such shares, and no equity securities of any of subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls, commitments, agreements or arrangements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any of the subsidiaries.

     3.6  FINANCIAL STATEMENTS.

          (a) SCHEDULE 3.6(a) includes (i) the audited combined financial statements for the years ended September 30, 1998 and 1999 (the "AUDITED FINANCIAL STATEMENTS") and (ii) the unaudited combined financial statements as of and for the period ended March 31, 2000 (the "UNAUDITED INTERIM FINANCIAL STATEMENTS" and, with the Audited Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject, in the case of the Unaudited Interim Financial Statements (x) to normal year-end audit adjustments, which individually or in the aggregate will not be material, (y) to the omission of footnote information and (z) the omission of a statement of cash flows. Each balance sheet included in the Company Financial Statements presents fairly the combined financial condition as of the dates indicated thereon, and each of the statements of revenues and expenses included in the Company Financial Statements presents fairly the results of operations for the periods indicated thereon. Since the dates of the Audited Financial Statements, through the date hereof, there have been no changes in the accounting policies of Group (including any change in depreciation or amortization policies or rates) and no revaluation of any of the Acquired Assets except in each case as required by GAAP.

          (b) Group has made available to Buyers true, complete and correct copies of all management letters relating to any external audit or review of the financial statements or books of Group, and all other letters or documentation relating to the internal controls and/or other accounting practices of Group.

          (c) SCHEDULE 3.6(c) includes combined statements of financial position of Group and its subsidiaries as of March 31, 2000 as adjusted to reflect exclusion of the Retained Assets and the Excluded Liabilities determined as of March 31, 2000 (the "MARCH 31, 2000 PRO FORMA BALANCE SHEETS") and the related statement of revenues and expenses as if the Retained Assets and the Excluded Liabilities determined as of March 31, 2000 had been excluded as of October 1,1999 (the "MARCH 31, 2000 PRO FORMA RESULTS OF OPERATIONS" and, with the March 31, 2000 Pro Forma Balance Sheets, the "MARCH 31, 2000 PRO FORMA FINANCIAL STATEMENTS"). As promptly as practicable after June 30, 2000 (and, if the Closing has not yet occurred, after September 30, 2000, and in any event no later than 10 Trading Days prior to the Closing), the Sellers shall deliver to the Buyers combined statements of financial position of Group and its subsidiaries as of June 30, 2000 or September 30, 2000, as applicable, as adjusted to reflect exclusion of the Retained Assets and the Excluded Liabilities (the "PRO FORMA BALANCE SHEETS AS OF THE NET ASSET VALUE DATE") and the related statement of revenues and expenses as if the Retained Assets and the Excluded Liabilities had been excluded as of October 1, 1999 (the "PRO FORMA RESULTS OF OPERATIONS AS OF THE NET ASSET VALUE DATE" and, with the Pro Forma Balance Sheets as of the Net Asset Value Date, the "PRO FORMA FINANCIAL STATEMENTS AS OF THE NET ASSET VALUE DATE"). The Pro Forma Financial
Statements as of the Net Asset Value Date will be prepared in accordance with GAAP (subject to the exclusion of the Retained Assets and Excluded Liabilities and the omission of footnote information and a statement of cash flows) and in a manner that is consistent with the principles used to prepare the Audited Financial Statements and presentation set forth in the March 31, 2000 Pro Forma Balance Sheet. The March 31, 2000 Pro Forma Financial Statements present (and the Pro Forma Financial

Statements as of the Net Asset Value Date will present) fairly in accordance with GAAP (subject to the exclusion of the Retained Assets and Excluded Liabilities and the omission of footnote information and a statement of cash flows) and in a manner that is consistent with the principles used to prepare the Audited Financial Statements and presentation set forth in the March 31, 2000 Pro Forma Balance Sheet the combined financial condition and results of operations of Group and its subsidiaries excluding the Retained Assets and the Excluded Liabilities (for the March 31, 2000 Pro Forma Financial Statements, as of such date) for such periods, but including accounts between Funds or SMS Hawaii, on the one hand, and Group and its other subsidiaries, on the other hand.

          (d) Except as set forth in SCHEDULE 3.6(d), Sellers and the Transferred Subsidiaries are not subject to any Liabilities except for (i) those Liabilities reflected or reserved against on the Audited Financial Statements (including the notes thereto) and not previously paid or discharged, (ii) Liabilities not required under GAAP to be included in the Audited Financial Statements, (iii) Liabilities of Group or its subsidiaries (other than Funds and SMS Hawaii) to Funds or SMS Hawaii of the type reflected in the March 31, 2000 Pro Forma Financial Statements and (iv) those Liabilities incurred since the date of the Audited Financial Statements in the ordinary course of business and consistent with past practice, which Liabilities would not, individually or in the aggregate be of the type prohibited by Section 5.1(c). "LIABILITIES" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     3.7 PERMITS. Each of Sellers and the Transferred Subsidiaries owns or holds all Permits and Licenses the absence or loss of any of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect (the "MATERIAL PERMITS"). Each of the Material Permits are set forth on
SCHEDULE 3.7. The Material Permits and Licenses are in full force and effect, and none of Sellers or the Transferred Subsidiaries has any notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit or License or Knowledge of any basis for the withdrawal, cancellation, revocation or termination of any of such Material Permits or Licenses. The Business has been and is being conducted in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable Laws and is not in violation of any of the foregoing except where such non-compliance or violation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

     3.8 ENVIRONMENTAL MATTERS. Except as disclosed on SCHEDULE 3.8 or as would not be reasonably likely to have a Material Adverse Effect:

          (a) COMPLIANCE. The operations of the Sellers and the Transferred Subsidiaries comply with all applicable federal, state, local, and foreign laws, codes, regulations, binding requirements, binding directives, orders and common law, and all administrative or judicial interpretations thereof that may be enforced by any Governmental Authority, other Person or court, relating to pollution, the protection of human health, the protection of the environment, or the emission, discharge, disposal, transportation, release or threatened release of hazardous or toxic materials in or into the environment, including the Occupational Safety and Health Act.

          (b) PERMITS. Each of Sellers and the Transferred Subsidiaries holds all environmental Permits (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the business of such Seller or Transferred Subsidiary as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. Each of Sellers and the Transferred Subsidiaries is in compliance in all material respects with all terms and conditions of the Environmental Permits. To the Knowledge of each of the Sellers, there are no circumstances that may prevent or interfere with such compliance in the future.
SCHEDULE 3.8(b) includes a listing and description of all Environmental Permits currently held by any of Sellers and the Transferred Subsidiaries.

          (c) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of any Seller or the Transferred Subsidiary, threatened concerning any Environmental Permit. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve any of Sellers or the Transferred Subsidiaries (or any Person whose Liability any Seller or any Transferred Subsidiary has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon any Seller or the Transferred Subsidiary (or any Person whose Liability Seller or any Transferred Subsidiary has retained or assumed, either by contract or operation of law) any material environmental Liability including, without limitation, common law tort liability.

     3.9  REAL PROPERTY

          (a) SCHEDULE 3.9(a) contains a complete and accurate description of all interests in real property, including without limitation fee estates, leaseholds and subleaseholds, purchase options, easements, licenses and all buildings and other improvements thereon, together with any additions thereto or replacements thereof, owned, leased or licensed by any of Sellers or the Transferred Subsidiaries (the "REAL PROPERTY").

          (b) Except as set forth in SCHEDULE 3.9(b) and except as would not be reasonably likely to have a Material Adverse Effect:

               (i) Sellers and the Transferred Subsidiaries own good, valid and insurable title to all of the Real Property owned by any of Sellers or the Transferred Subsidiaries, in fee simple and in each case free and clear of all Liens other than Permitted Liens, title defects, leases, licenses, covenants, conditions, restrictions, easements or other title matters;

               (ii) The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business do not constitute a nonconforming use and are not the subject of a special use permit under any applicable Law. No condemnation or similar proceeding is pending or, to the Knowledge of Sellers, threatened, that would preclude or impair the use of any of the Real Property for the purposes for which it is currently used;

               (iii) None of Sellers or the Transferred Subsidiaries have received any notice claiming any violation of any Law, or requiring or calling attention to the need for any work, repairs, maintenance, construction, alterations, or installations on or in connection with such Real Property that has not been complied with in all material respects;

               (iv) There are no Persons other than Sellers and the Transferred Subsidiaries in possession of any of the Real Property or any portion thereof; and

          (v) All buildings, structures, appurtenances, mechanical, plumbing electrical and other improvements and building systems situated on the Real Property are in good operating condition and have no patent or latent structural defects, including without limitation any defects in the roof, structure or foundation.

     3.10 LEASES. SCHEDULE 3.10 sets forth a list of each material written lease, sublease or similar agreement (including all amendments, renewals, extensions, modifications or supplements thereto) relating to any, or included in the, Acquired Assets or to which a Transferred Subsidiary is a party (individually, a "LEASE" and collectively, the "LEASES"). Each Lease that is identified on SCHEDULE 3.10 is in full force and effect and enforceable against each Seller or Transferred Subsidiary that is a party thereto, in accordance with its terms, and there does not exist any material violation, breach or default, nor any event which with the giving of notice or passage of time, or both, would constitute a violation, breach or default, by any party thereto except as would not be reasonably likely to have a Material Adverse Effect. None of Sellers or the Transferred Subsidiaries has received notice of default under any Leases, and to the Knowledge of Sellers there are no material maintenance or capital improvement obligations thereon in an amount over $250,000. No Lease is subject or subordinate to any Lien, except where subordination individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect. Prior to the date hereof, Sellers and the Transferred Subsidiaries have made available to Buyers copies of the Leases and all material correspondence related thereto.

     3.11 MATERIAL CONTRACTS AND COMMITMENTS

          (a) Except for (A) student loan contracts with individual borrowers and (B) student loan purchase contracts in which no further loan purchases or sales by any of the Sellers or Transferred Subsidiaries is expected or required,
SCHEDULE 3.11(a) contains an accurate list (as of the date hereof) of:

               (i) all (A) Assumed Contracts and (B) Contracts to which any of the Transferred Subsidiaries is a party, in each case that involve the provision of services or the payment of goods and/or services in an amount exceeding $1 million and that are not terminable upon 90 days' notice or less by, and without penalty to or the acceleration of obligations of, the relevant Seller or Transferred Subsidiary, or that are otherwise material to any Transferred Subsidiary or the conduct of the Business;

               (ii) all (A) Assumed Contracts and (B) Contracts to which any of the Transferred Subsidiaries is a party, that in each case is between (x) a Seller or a Transferred Subsidiary and (y) any current or former officer, director, stockholder, manager, member, employee or Affiliate thereof or of any Seller or Transferred Subsidiary in any such case involving payments or outstanding obligations of $60,000 or more individually in any one year;

               (iii) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement or other instrument evidencing indebtedness of any Seller or Transferred Subsidiary, or to which any Seller or Transferred Subsidiary is a party or by which any Seller or Transferred Subsidiary or any of the Acquired Assets are bound, in each case involving the payment or receipt of more than $1 million and that is not terminable upon 90 days' notice or less by, and without penalty to or the acceleration of obligations of, the relevant Seller or Transferred Subsidiary;

               (iv) all Contracts which involve the licensing to or from any Seller or Transferred Subsidiary of any intellectual or intangible property material to the conduct of the Business other than such Contracts as would not be reasonably likely to have a Material Adverse Effect;

               (v) all Contracts relating to any Seller or Transferred Subsidiary, or to which any Seller or Transferred Subsidiary is a party or by which any of the Acquired Assets are bound, which contain any non-solicitation, non-competition or similar obligations or which otherwise prohibit any Seller or Transferred Subsidiary from freely providing services or supplying products to any customer or potential customer other than such Contracts as would not be reasonably likely to have a Material Adverse Effect;

               (vi) any Contract for the cleanup, abatement or other actions in connection with any hazardous material, the remediation of any existing environmental liabilities, violation of any environmental Laws or relating to the performance of any environmental audit or study; and

               (vii) any joint venture, partnership or similar contract or agreement.

Subsections (i) through (vii) of this Section 3.11(a) and the Leases are collectively referred to as the "MATERIAL CONTRACTS." Sellers have made available to Buyers true, complete and correct copies of each of the Material Contracts.

          (b) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of or against each Seller or Transferred Subsidiary that is a party thereto. None of Sellers or the Transferred Subsidiaries nor any other party to any Material Contract is currently in breach of or in default under, or has improperly terminated any Material Contract, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, default or termination, except for breaches, defaults or terminations that would not be reasonably likely to have a Material Adverse Effect.

          (c) Except as specifically contemplated by this Agreement, as set forth in SCHEDULE 3.11(c), or as would not be reasonably likely to have a Material Adverse Effect (i) since March 31, 2000, through the date hereof, no customer or supplier that is a party to a Material Contract has to the Knowledge of Sellers or the Transferred Subsidiaries indicated in writing that it intends to stop or decrease the rate of business done with Sellers or the Transferred Subsidiaries, or that it desires to renegotiate its contract with Sellers or the Transferred Subsidiaries, (ii) as of the date hereof, Sellers and the Transferred Subsidiaries have performed all the obligations required to be performed in connection with the contracts or commitments required to be disclosed on SCHEDULE 3.11(a), (iii) as of the date hereof, none of Sellers or the Transferred Subsidiaries has a present expectation or intention of not fully performing any obligation pursuant to any contract set forth on SCHEDULE 3.11(a), and (iv) as of the date hereof, Sellers have no Knowledge of any breach or anticipated breach by any other party to any contract set forth on SCHEDULE 3.11(a).

     3.12 INSURANCE. SCHEDULE 3.12 sets forth an accurate list of all material insurance policies carried by the Sellers and the Transferred Subsidiaries. Sellers have made available to Buyers a true, complete and correct schedule of all such insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and each of Sellers and the Transferred Subsidiaries are otherwise in material compliance with the terms of such policies. Such policies of insurance provide adequate insurance in the reasonable judgment of Sellers for the Acquired Assets and comply with all applicable Laws. To Sellers' Knowledge, as of the date hereof, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

     3.13 LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to Sellers and the Transferred Subsidiaries:

          (a) Sellers and the Transferred Subsidiaries are complying and have complied in all respects except for failures to comply that would not be reasonably likely to have a Material Adverse Effect with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to Sellers' Knowledge, threatened with respect to such laws, either by private individuals or by governmental agencies;

          (b) no Seller or Transferred Subsidiary is or has been engaged in any unfair labor practice, and there is not as of the date hereof, nor within the past three years has there been, any unfair labor practice complaint against any Seller or Transferred Subsidiary pending or, to Sellers' Knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council;

          (c) no labor union represents or within the past three years has represented Sellers' or the Transferred Subsidiaries' employees and no collective bargaining agreement is or within the past three years has been binding against any Seller or Transferred Subsidiary. No

Seller or Transferred Subsidiary is currently negotiating to adopt a collective bargaining agreement. Except as set forth in SCHEDULE 3.13(c), no grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have, to Sellers' Knowledge, been threatened;

          (d) no labor strike, lock-out, slowdown, or work stoppage is or within the past three years has been pending or threatened against or directly affecting any Seller or Transferred Subsidiary; and

          (e) all persons who are or were performing services for any Seller or Transferred Subsidiary and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the appropriate Seller or Transferred Subsidiary has fully and accurately reported their compensation on IRS Forms 1099 when required to do so, except in each case as would not be reasonably likely to have a Material Adverse Effect.

     3.14 EMPLOYEE BENEFIT PLANS

          (a)  For the purposes of this Agreement:

               (i) "BENEFIT ARRANGEMENT" means any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

               (ii) "BENEFIT PLAN" means an employee benefit plan as defined in
Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained under non-U.S. law, or (iii) individually negotiated or applicable only to one person.

               (iii) "COMPANY BENEFIT ARRANGEMENT" means any Benefit Arrangement Sellers or the Transferred Subsidiaries sponsor or maintain or with respect to which Sellers or the Transferred Subsidiaries have or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, employees, or service providers to Sellers or the Transferred Subsidiaries.

               (iv) "COMPANY PLAN" means any Benefit Plan that Sellers or the Transferred Subsidiaries maintain or have maintained or to which Sellers or the Transferred Subsidiaries are obligated to make payments or have or may have any liability, in each case with respect to any present or former employees of Sellers or the Transferred Subsidiaries.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (vi) "ERISA AFFILIATE" means any person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 and any general partnership of which such entity is or has been a general partner.

               (vii) "PENSION PLAN" means any plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan) or any comparable benefit plan not covered by ERISA.

               (viii) "QUALIFIED PLAN" means any Company Plan intended to meet the requirements of Section 401(a) of the Code, including any already terminated plan.

          (b) SCHEDULE 3.14(b) contains a complete and accurate list of all material Company Plans and Company Benefit Arrangements, and specifically identifies all Company Plans that are Qualified Plans.

          (c) With respect, as applicable, to Company Plans and Company Benefit
Arrangements:

               (i) Sellers have made available to Buyers true, correct, and complete copies of the following documents with respect to all Company Plans and Company Benefit Arrangements: (A) all plan or arrangement documents, including but not limited to trust agreements, insurance policies, service agreements, and formal and informal amendments to each; (B) the most recent Forms 5500 or 5500C/R and any attached financial statements and related actuarial reports, and those for the prior two years; (C) the last IRS determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted to obtain those letters; (D) summary plan descriptions and summaries of material modifications, and any prospectuses that describe the Company Benefit Arrangements or Company Plans; (E) written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all notices that the IRS, Department of Labor, or any other governmental agency or entity issued to Sellers or the Transferred Subsidiaries within the two years preceding the date of this Agreement; (G) employee manuals or handbooks containing personnel or employee relations policies, and (H) the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of Sellers and the Transferred Subsidiaries for the last two fiscal years;

               (ii) Except with respect to certain previously disclosed and minor operational defects for which relief is available under the Employee Plans Compliance

Resolution System, the Qualified Plans qualify under Section 401(a) and 403(b) of the Code, and nothing has occurred with respect to the operation of the Qualified Plans that could cause the imposition of any liability, lien, penalty, or tax under ERISA or the Code; each Company Plan and each Company Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of domestic and foreign laws, including federal and state securities laws and any reporting and disclosure requirements; with respect to each Company Plan, no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred; and no Company Plan contains any security issued by Sellers, the Transferred Subsidiaries or any ERISA Affiliate.

               (iii) Except as set forth in SCHEDULE 3.14(c)(iii), with respect to each Pension Plan, (A) neither Sellers nor the Transferred Subsidiaries nor any ERISA Affiliate has terminated or withdrawn or sought a funding waiver, and no facts exist that could reasonably be expected to cause such actions; (B) no accumulated funding deficiency (under Code Section 412) exists or, within the past five years, has existed; (C) no reportable event (as defined in ERISA
Section 4043) has occurred; (D) all costs have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices;
(E) the assets, as of its last valuation date, exceeded its "BENEFIT LIABILITIES" (as defined in ERISA Section 4001(a)(16)); and (F) since the last valuation date, there have been no amendments or changes to increase the amounts of benefits and, to Sellers' Knowledge nothing has occurred that would reduce the excess of assets over benefit liabilities in such plans;

               (iv) there are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor, to the Knowledge of Sellers, is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity (including the IRS and Department of Labor); and, except as set forth in SCHEDULE 3.14(c)(iv), no matters are pending under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program;

               (v) Except as set forth in SCHEDULE 3.14(c)(v), no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any liabilities as a result of the transactions this Agreement contemplates; Sellers and the Transferred Subsidiaries have not declared or paid any bonus or incentive compensation related to the transactions this Agreement contemplates except to the extent any such bonus or incentive compensation is an Excluded Liability.

               (vi) Sellers and the Transferred Subsidiaries have paid all amounts they are required to pay as contributions to the Company Plans as of March 31, 2000; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of March 31, 2000; all monies withheld from employee paychecks for Company Plans have been transferred to the relevant plan within the time applicable regulations specify; and

               (vii) all group health plans of Sellers and the Transferred Subsidiaries and their ERISA Affiliates materially comply with the requirements of Part 6 of Title I of ERISA ("COBRA"), Code Section 5000, and the Health Insurance Portability and Accountability Act; neither Sellers nor any Transferred Affiliate has any liability under or with respect to COBRA for its own actions or omissions or those of any predecessor; neither the Sellers nor the Transferred Subsidiaries maintain any voluntary employee beneficiary association; no employee or former employee (or beneficiary of either) of Sellers or the Transferred Subsidiaries is entitled to receive any death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable law requires.

          3.15 CONFORMITY WITH LAW. Each of Sellers and the Transferred Subsidiaries is and has been in compliance with, and has conducted its respective business and owned, used, operated and maintained its respective properties, rights and assets in full compliance with, all applicable Laws of any Governmental Authority except where the failure to do so would not be reasonably likely to have a Material Adverse Effect. None of Sellers or the Transferred Subsidiaries (a) is now in violation of any applicable Laws of any Governmental Authority, or (b) has notice of any alleged or threatened claims, violation of, liability or potential responsibility under any Law, except for such violations as would not reasonably be likely to have a Material Adverse Effect.

          3.16 LITIGATION. Except as set forth on SCHEDULE 3.16, there are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Knowledge of Sellers, threatened, against or affecting any of Sellers or the Transferred Subsidiaries, any of their respective assets, rights or properties that would be reasonably likely to have a Material Adverse Effect, or seek to prevent or delay the transactions contemplated under this Agreement and no notice of any such claim, action, suit, proceeding, governmental investigation or inquiry, whether pending or threatened, has been received by any of Sellers or the Transferred Subsidiaries. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, Governmental Authority, by arbitration or otherwise) against any of Sellers or the Transferred Subsidiaries or any of their respective businesses, or against any of the Acquired Assets that would be reasonably likely to have a Material Adverse Effect.

          3.17 INTELLECTUAL PROPERTY. The Sellers and the Transferred Subsidiaries own the material intellectual property listed in SCHEDULE 3.17. Except as set forth in SCHEDULE 3.17 or except as would not be reasonably likely to have a Material Adverse Effect, one of the Sellers or Transferred Subsidiaries owns or possesses valid licenses to all other intellectual property used primarily in or necessary to the conduct of the Business as now operated and all such intellectual property owned by any Seller is included in the Acquired Assets. Except as set forth in SCHEDULE 3.17, to Sellers' Knowledge, the conduct of the Business does not infringe on the intellectual property of any other party, nor, to the Knowledge of Sellers, has there been any written allegation thereof. To Sellers' Knowledge, there is not currently and has not been any infringement by others of any of the intellectual property that would be reasonably likely to have a Material Adverse Effect.

         3.18 BOOKS AND RECORDS. Each of Sellers and the Transferred Subsidiaries has made and kept (and given Buyers access to) business records which, in reasonable detail, accurately and fairly reflect the activities of each of the Sellers and the Transferred Subsidiaries (the "BOOKS AND RECORDS"). None of Sellers or the Transferred Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in its normally maintained Books and Records.

         3.19     TAXES

                  (a) All income Tax Returns and all other material Tax Returns required to be filed on or before the date hereof by or on behalf of Sellers and the Transferred Subsidiaries have been duly filed, and all such Tax Returns are true, correct, and complete in all respects.

                  (b) All Taxes required to be paid by the Transferred Subsidiaries have been paid, whether or not shown on any Tax Return. All Taxes owed with respect to the Acquired Assets shown as due on any Tax Return have been paid.

                  (c) The amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the balance sheets included in the Company Financial Statements accurately reflects, in accordance with the accounting standards set forth in Section 3.6(a), the amount of the Transferred Subsidiaries' liability for unpaid Taxes, as of the date thereof. The amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Transferred Subsidiaries as of Net Asset Value Date accurately reflects, in accordance with GAAP, the amount of the Transferred Subsidiaries' liability for unpaid Taxes for all periods or portions thereof ending on or before the Net Asset Value Date .

                  (d) Except as set forth in SCHEDULE 3.19(d), no Tax Proceedings are presently pending or threatened, in writing or, if not in writing, to the Knowledge of Sellers, with regard to any Tax Return or Taxes of the Sellers or the Transferred Subsidiaries; no notice has been received from any governmental authority of the expected commencement of such a Tax Proceeding; and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns filed or required to be filed by or with respect to the Sellers or the Transferred Subsidiaries; and, except as shown on SCHEDULE 3.19(d), no extension of time within which to file any Tax Return of the Transferred Subsidiaries has been requested for any Tax Return which has not yet been filed.

                  (e) No later than 10 days after the date of this Agreement the Sellers will have made available to Buyers for physical inspection
(i) true and complete copies of all Tax Returns of the Transferred Subsidiaries and any income Tax Returns or other material Tax Returns of the Sellers reasonably requested by Buyers, previously filed for Taxable periods ending after September 30, 1995 (including any available list of tax elections relating to items reflected on such Tax Returns); (ii) a complete listing of the Transferred Subsidiaries' tax basis in their material assets (the accuracy of which shall not be a basis for any claim by Buyers under this

Agreement); and (iii) a copy of any written ruling, closing agreement or similar written binding agreement with a Taxing Authority relating to Taxes received or entered into (x) by the Transferred Subsidiaries or (y) with respect to the Acquired Assets.

                  (f) None of the assets of any of the Transferred Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "CODE"). None of the Transferred Subsidiaries is a party to any "long term contract" within the meaning of Section 460 of the Code.

                  (g) None of the Transferred Subsidiaries is required to include any adjustment increasing taxable income for any Taxable Period or portion thereof that ends after the Closing Date under Section 481(a) of the Code (or any similar provision of state, local or foreign law) as a result of a method of accounting in use for a Taxable Period ending on or before the Closing Date, and no application is presently pending with any governmental authority requesting permission for any change in accounting methods relating to or affecting the Transferred Subsidiaries. Each Transferred Subsidiary presently uses the accrual method of accounting for income tax purposes.

                  (h) Except as set forth on SCHEDULE 3.19(h), the Transferred Subsidiaries have not entered into any contracts, agreements, plans or arrangements covering any employee or former employee of any Transferred Subsidiary that, individually or collectively could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. Except as set forth on SCHEDULE 3.19(h), none of the obligations assumed by Buyers under this Agreement with respect to any employee of any Seller, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 (except if such nondeductability is attributable to a qualification defect in Buyers' plan) or 162 of the Code. The parties do not intend the second sentence of this Section 3.19(h) to cover agreements that first become effective on or after the Closing Date, including those described in Section 6.3.

                  (i) None of the Transferred Subsidiaries is or has been a member of an affiliated, consolidated, combined, unitary or similar group in any year for which the statute of limitations for assessment or collection of tax has not expired, other than a group of which Enterprises is the common parent, and no corporation, other than the Transferred Subsidiaries, is a member of the consolidated group as defined in the U.S. Treasury consolidated return regulations, of which Enterprises is the common parent.

                  (j) No Transferred Subsidiary (i) is a party to any Tax allocation, Tax indemnity, tax sharing agreement, other than a tax sharing agreement to which the Transferred Subsidiaries are the only parties and a copy of which has been provided to Buyers, or any similar arrangement pursuant to which it has agreed to be liable for Taxes of any other Person or (ii) has any liability for Taxes of any other Person as a transferee or successor.

                  (k) Except as set forth on SCHEDULE 3.19(k), none of the Transferred Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

                  (l) No claim has ever been made by any governmental authority in a jurisdiction where the Transferred Subsidiaries do not file Tax Returns that they have or may be subject to taxation by that jurisdiction, and none of the Transferred Subsidiaries has received any notice, or request for information from any such authority, except for a claim or notice that has been finally resolved and for which any Taxes have been paid.

                  (m) There are, and immediately following the Closing there will be, no Liens other than Permitted Liens, on or with respect to (i) the assets of the Transferred Subsidiaries or (ii) the Acquired Assets or the Business relating or attributable to Taxes.

                  (n) No deficiencies for any Taxes have been asserted or assessed, in writing or, if not in writing, to the Knowledge of Sellers, against any of Sellers or the Transferred Subsidiaries which, if unpaid, might result in a Lien, other than a Permitted Lien, on any of the Acquired Assets, the Business, or the assets of the Transferred Subsidiaries.

                  (o) The Transferred Subsidiaries, and the Sellers to the extent of any income and employment tax information or withholding requirements with respect to employees or independent contractors, have withheld and paid over to the proper Taxing Authority all Taxes required to have been withheld or otherwise collected or paid over, and complied with all information and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or third party.

                  (p) None of the Acquired Assets or the assets of the Transferred Subsidiaries directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code.

                  (q) Each of (i) the sale of the Acquired Assets to Buyers pursuant to the terms and conditions of this Agreement, including the assumption pursuant to Section 1.1(f) of this Agreement of the Guarantee Services Agreement for Funds, the Default Aversion Agreement for Funds and the Administrative Services Agreement, all dated October 1, 1999, (ii) the terms, as described in
SCHEDULE 6.3, of the employment agreement with the individual identified in
SCHEDULE 6.3 and, (iii) to the extent required, any options set forth in
SCHEDULE 5.3(k)(xii), the amounts and recipients of which are designated by Sellers pursuant to Section 5.3(k)(xii), granted to any officers or employees of Sellers who are expected to continue with the Business who are "disqualified persons" (as defined in Section 4958(f)(1) of the Code and the regulations thereunder) with respect to Sellers, have been (or, with respect to such options, prior to the Closing will be) approved by the governing body of Group and the appropriate Sellers, or a committee of the governing body of Group and the appropriate Sellers, composed entirely of individuals who do not have a conflict of interest (within the meaning of Proposed Treas. Reg. Section

53.4958-6(d)(1)(iii)) with respect thereto. In determining whether to provide such approval, such governing body or committee has relied (or will rely) on "appropriate data as to comparability" (within the meaning of Proposed Treas. Reg. Section 53.4958-6(d)(2)) and in the case of any option described in clause
(iii) above will take into account the total compensation arrangement of the recipient. The minutes of the governing body or committee will adequately document the basis for such approval (within the meaning of Proposed Treas. Reg.
                           Section 53.4958-6(d)(3)).

                  (r)      For purposes of this Agreement:

                  (i) "PRE-VALUE DATE PERIOD" means any Taxable Period or portion thereof ending on or before the Net Asset Value Date.

                  (ii) "TAX" (including with correlative meaning the terms "TAXES" and "TAXABLE") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, withholding, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxies, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause
(a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

                  (iii) "TAXABLE PERIOD" means any taxable year or other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

                  (iv) "TAX PROCEEDING" means any action, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) relating to Taxes or Tax Returns initiated or continued by a Taxing Authority.

                  (v) "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

                  (vi) "TAXING AUTHORITY" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

         3.20 ABSENCE OF CHANGES. Since March 31, 2000, each of Sellers and the Transferred Subsidiaries has conducted its respective business in the ordinary course consistent with past practice and except as set forth on
SCHEDULE 3.20, there has not been:

                  (a) any change that by itself or together with other changes, would be reasonably likely to have a Material Adverse Effect, excluding for purposes of this Section 3.20 any changes to the extent they arise from (i) prevailing market conditions that affect Sellers and other businesses substantially similar to the Sellers or the Transferred Subsidiaries in a similar manner or (ii) the disclosure of the transactions contemplated by this Agreement;

                  (b) any damage, destruction or loss (whether or not covered by insurance) that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

                  (c) any change in the authorized capital of any of Sellers or the Transferred Subsidiaries or in their respective outstanding securities or any change in their respective ownership interests or any grant of any options, warrants, calls, conversion rights or commitments with respect to the securities of any of Sellers or the Transferred Subsidiaries;

                  (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock, of any of the Transferred Subsidiaries;

                  (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by any of Sellers or the Transferred Subsidiaries to any of their respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice and for compensation for persons who will be retained by Sellers or Funds after the transactions contemplated by this Agreement;

                  (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character that would be reasonably likely to have a Material Adverse Effect;

                  (g) any sale or transfer, or any agreement to sell or transfer, any of the Acquired Assets to any Person, in each case outside the ordinary course of business;

                  (h) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets of any Person, in each case outside the ordinary course of business;

                  (i) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to any of Sellers or the Transferred Subsidiaries in an amount exceeding

$500,000, including without limitation any indebtedness or obligation of any current or former officer, director, manager, member, stockholder or employee of any of the Sellers or the Transferred Subsidiaries;

                  (j) as of the date hereof, any breach, amendment that has a material effect on the rights or obligations of Sellers or the Transferred Subsidiaries, or termination or non-renewal of any Material Contract or Material Permit;

                  (k) any capital expenditure or entry into any commitment or contract by any of Sellers or the Transferred Subsidiaries, either individually or in the aggregate, involving an obligation of more than $1,000,000;

                  (l) any incurrence, creation, or placement of any Lien other than Permitted Liens on any of the Acquired Assets, or the allowance or permission of the same;

                  (m) any material loan by any of Sellers or the Transferred Subsidiaries to, incurring by any of Sellers or the Transferred Subsidiaries of any material indebtedness, guaranteeing by any of Sellers or the Transferred Subsidiaries of any material indebtedness, issuance or sale of a material amount of debt securities of any of Sellers or the Transferred Subsidiaries or guaranteeing of a material amount of debt securities of others;

                  (n) negotiation or agreement by any of Sellers or the Transferred Subsidiaries or any officer, director, or agent thereof to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Buyers and their representatives regarding the transactions contemplated by this Agreement);

                  (o) any action which, if taken after the date of this Agreement without Buyers' consent, would constitute a breach under Section 5.1(b).

         3.21 DISCLOSURE. The representations and warranties contained in this Section 3 (including, without limitation, the representations and warranties contained in the Disclosure Schedule) do not contain a misstatement of a material fact and do not omit to state any material fact necessary to make the information provided not misleading.

         3.22 COMPLIANCE WITH THIRD-PARTY SERVICER REGULATIONS. Sellers and the Transferred Subsidiaries are, as of the Closing Date, in material compliance with all applicable substantive requirements set forth in 34 C.F.R. Sections 668 and 682 regarding qualification and performance as a third-party servicer (as such term is defined in such Sections) for all entities for which Sellers or the Transferred Subsidiaries act as third-party servicers, without regard to the dates of effectiveness and/or implementation of such Sections.

         3.23 LIABILITY FOR LOAN SERVICING. SCHEDULE 3.23 sets forth (i) a summary of loans serviced by Sellers and insurance or guarantee claim denials by the guarantor or the Department of Education or the Secretary of Health and Human Services for fiscal years 1997 through 1999 and (ii) any other claims (other than borrower complaints) with respect to guarantee servicing or to the servicing, origination or disbursement of loans which have resulted, or may result, in liability to Sellers and the Transferred Subsidiaries that have not been remedied or cured and which would create a Material Adverse Effect as of May 31, 2000 (and Sellers shall update such schedule as of a date three days prior to Closing to reflect changes since May 31, 2000).

         3.24     STUDENT LOAN PORTFOLIO

                  (a)      For the purposes of this Agreement:

                           (i)      "ACT" means Part B of Title IV of the Higher
Education Act of 1965, as amended (20 U.S.C.Section1071 et seq.).


                           (ii)     "ELIGIBLE INSURER" means with respect to
loans made under the Act, the Secretary or any agency or non-profit institution or organization with whom the Secretary has an agreement under Section 428(b) of the Act.

                           (iii)    "FFELP" means the Federal Family Education
Loan Program created by the Act, as amended.

                           (iv)     "FFELP LOAN PORTFOLIO" means any and all
loans held by any of the Sellers and the Transferred Subsidiaries that are student loans insured under FFELP.


                           (v)      "NOTE" means, in the case of student loans
insured under FFELP, the promissory note of a borrower and any amendment thereto evidencing a borrower's obligation in the form consistent with the Act or in the form consistent with a multiparty agreement and, in the case of other student loans originated or held by any of the Sellers or the Transferred Subsidiaries, the promissory note in the forms provided to Buyers on the date hereof.

                           (vi)     "PRIVATE LOAN PORTFOLIO" means any and all
private education loans originated or held by any of Sellers and the Transferred Subsidiaries other than student loans insured under FFELP.

                           (vii)    "REGULATIONS" means any rule, regulation,
instruction or procedure issued by the Secretary under the Act or by an Eligible Insurer.

                           (viii)   "STUDENT LOAN PORTFOLIO" means the
combination of the FFELP Loan Portfolio and the Private Loan Portfolio.

                  (b) Bank One, NA serves as eligible lender trustee ("ELIGIBLE LENDER TRUSTEE") on behalf of SMS and in that capacity holds legal title to, and is the sole owner of, the FFELP Loan Portfolio free and clear of all Liens other than as set forth in SCHEDULE 3.24(b). SMS has good title to, and are the sole owners of, the Private Loan Portfolio, free and clear of all Liens other than as set forth in SCHEDULE 3.24(b).

                  (c) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to the Student Loan Portfolio, there exists a student loan file pertaining to each loan in the Student Loan Portfolio containing substantially all documents customarily contained in a student loan file. The files referred to in the previous sentence are currently in the possession or control of the servicer or the Eligible Lender Trustee.

                  (d) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to the Student Loan Portfolio, each of the loans in the Student Loan Portfolio is in full force and effect and is a legal, valid and binding obligation of each respective borrower thereunder in accordance with its terms, except for such loans noted on the Sellers' and the Transferred Subsidiaries' or any servicer's books and records as being subject to bankruptcy proceedings.

                  (e) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to the Student Loan Portfolio, each loan in the FFELP Loan Portfolio has been duly originated and serviced with due diligence in accordance with the Act and Regulations.

                  (f) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to the Student Loan Portfolio, each loan in the Private Loan Portfolio has been duly originated and serviced in accordance with the credit and collection policies as in effect from time to time as set forth in SCHEDULE 3.24(f).

                  (g) Sellers and the Transferred Subsidiaries have exercised due diligence and reasonable care (or have caused their servicing agent to exercise due diligence and reasonable care) in originating, purchasing, administering, servicing and collecting the loans in the Student Loan Portfolio during the time the loans have been beneficially owned by Sellers and the Transferred Subsidiaries. If a loan was not made or serviced by or on behalf of Sellers or the Transferred Subsidiaries, Sellers and the Transferred Subsidiaries have evidence that due diligence and reasonable care were exercised in making and servicing the loans prior to the time the loan was acquired by Sellers.

                  (h) If any Seller or Transferred Subsidiary is not the original payee of any Note, such Note has been duly and effectively transferred to the applicable Seller or Transferred Subsidiary or the Eligible Lender Trustee in accordance with all applicable requirements (including, with respect to FFELP loans, the requirements of the Act and Regulations) and such Note does not require the obligor to consent to transfer, sale or assignment of the rights and duties of the holder thereof and does not contain any provision that restricts the ability of the holder thereof or Buyers to exercise their rights thereunder.

                  (i) As of the date hereof, no loan in the Student Loan Portfolio has been modified, extended or renegotiated in any way not provided for in the Note and the credit and collection policies referred to in Section 3.24(f). Except as provided for under the borrower benefit programs described in
SCHEDULE 3.24(i), the interest rate payable by the borrower on each

FFELP Loan is the maximum applicable rate for such loan under the Act and the interest rate for each loan in the Private Loan Portfolio is the rate described in the applicable standard form loan documents.

                  (j) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to the Student Loan Portfolio, all origination fees authorized to be collected from a borrower of a FFELP Loan pursuant to Section 438 of the Act have been properly reported to the Secretary, except for origination fees that would be reported in connection with ED Form 799 for periods after the first quarter in 2000. All billings to the Secretary of interest subsidies and special allowance payments on ED Form 799 with respect to Loans in the FFELP Loan Portfolio have been made in full compliance with the requirements of the Act and Regulations.

                  (k) Sellers and the Transferred Subsidiaries have made all refunds of any origination fee and insurance premiums on FFELP loans within the time in which they were required to be made pursuant to the Act or Regulations.

                  (l) Each loan in the FFELP Loan Portfolio has been duly insured by an Eligible Insurer, and such insurance is in full force and effect and is freely transferable to Buyers as an incident to the purchase of such loans (provided that the Buyers are an "eligible lender" under the Act at the time of the transfer, and provided further that the Buyers have in effect at the time of transfer a guaranty agreement with the Eligible Insurer, which guaranty agreement shall henceforth govern the terms and conditions of the Eligible Insurer's guarantee of such loan) and all premiums due and payable to the Eligible Insurer have been paid in full as of the date hereof.

         3.25 FAIRNESS OPINION. Group has received an opinion of Goldman, Sachs & Co dated as of the date of this Agreement to the effect that as of such date, the Cash Purchase Price and the SLM Shares to be received in the aggregate by the Sellers pursuant to this agreement are fair from a financial point of view to Group.

         3.26 ACQUISITION FOR INVESTMENT. Sellers are acquiring the SLM Shares for their own account for the purpose of investment and not with a view to or for sale in connection with a distribution thereof and Sellers have no present intention or plan to effect any distribution of the SLM Shares (other than transfers among Sellers) and understand that the certificates for the SLM Shares will contain a legend restricting their transfer unless an exemption from registration is available.

                                   SECTION 4
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         To induce Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyers jointly and severally represent and warrant to Sellers as follows:

         4.1      DUE ORGANIZATION

                  (a) Each of the Buyers is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Each of the Buyers is in good standing and is duly authorized and qualified to do business, under all applicable Laws, and to own, lease and operate its respective properties and to carry on its respective businesses in the places and in the manner now conducted and presently planned to be conducted, except where the failure to be so authorized or qualified would not be reasonably likely to have a material adverse effect on (i) the rights of Sellers hereunder, on the assets, liabilities or on the operations or condition (financial or otherwise) of the business of Buyers, or (ii) on the ability of Buyers to consummate the transactions contemplated hereby or to perform their respective obligations after Closing (a "BUYERS MATERIAL ADVERSE EFFECT").

                  (b) Each of the Buyers has made available to Sellers true, complete and correct copies of its Charter Documents ("BUYERS' CHARTER DOCUMENTS"). None of the Buyers is in violation of, in conflict with or in default under its Charter Documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

         4.2 AUTHORIZATION; VALIDITY. Each of the Buyers has all requisite corporate power and authority to enter into, make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments to be executed and delivered by any of the Buyers in connection herewith, when executed and delivered by Buyers, shall have been duly and validly authorized, executed and delivered by Buyers. This Agreement and the transactions and other agreements and instruments contemplated hereby constitute, or shall constitute, the valid and binding obligations of Buyers (assuming that they are valid and binding obligations of the other parties thereto), enforceable in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 COMPLIANCE. Buyer is not in conflict with, or in default or violation of, (a) any Law applicable to Buyers or by which any property or asset of Buyers is bound or affected, or (b) any Contract to which Buyers are parties or by which Buyers or any property or asset of Buyers is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Buyers Material Adverse Effect.

         4.4 NO CONFLICTS. Except as set forth on SCHEDULE 4.4, the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with, result in a breach or violation of, or require any consent, approval or authorization under, any of Buyers' Charter Documents;

                  (b) except as would not, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect, conflict with, result in a default under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit to any of Buyers under, or require any consent, approval or authorization under, any document, agreement or other instrument to which any Buyer is a party or by which any buyer or any of its respective properties, rights or assets are bound;

                  (c) except as would not, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect, result in termination or any impairment of, or require any authorization under, any Permit issued by any Governmental Authority to any Buyer;

                  (d) except as would not, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect, violate any Law to which any Buyer or any of its respective properties, rights or assets are subject or by which any Buyer or any of its respective properties, rights or assets are bound;

                  (e) except as would not, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect, constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, requirement to perform, loss, creation or imposition of any Lien, termination or impairment or similar event described in Section 4.4(a) through 4.4(d); or

                  (f) except as would not, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect, require any consent, waiver, approval, order or authorization of or from, or registration, notification, declaration or filing with any Governmental Authority by Buyers.

         4.5 CAPITALIZATION. The authorized capital stock of SLM consists of 250,000,000 shares of SLM Common Stock, par value $.20 per share, and 20,000,000 shares of preferred stock of SLM, par value $.20 per share (of which shares of preferred stock, 3,450,000 are designated as 6.97% cumulative redeemable preferred stock, Series A). As of May 31, 2000, (i) (A) 156,078,711 shares of SLM Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and (B) 3,300,000 shares of Series A preferred stock of SLM were issued and outstanding; and (ii)(A) 25,636,637 shares of SLM Common Stock were reserved for issuance under SLM employee or director benefit programs or SLM's dividend reinvestment plan (collectively, the "SLM STOCK PLANS") and options to purchase 14,223,962 shares of SLM Common Stock were issued and outstanding under the SLM Stock Plans, and (B) 30,163,109 shares of SLM Common Stock were classified as treasury shares, all of which were validly issued, fully paid and nonassessable. Except as set forth above and except for 8,500,000 additional shares of SLM Common Stock which were allocated to and reserved for SLM's Employee Stock Option Plan on June 13, 2000, since May 31, 2000, no shares of SLM Common Stock or other voting securities of SLM were issued, reserved for issuance or outstanding. All shares of SLM Common Stock subject to issuance as aforesaid and all shares of SLM Common Stock upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable including shares to be issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth in SCHEDULE 4.5 or as set forth above or pursuant to this Agreement, there are no outstanding contractual obligations of SLM to repurchase, redeem or otherwise acquire any shares of SLM Common Stock or any other shares of capital stock of SLM, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of SLM or any other Person, other than a wholly-owned Subsidiary of SLM or a Person wholly-owned by one or more wholly-owned Subsidiaries of SLM. Other than as set forth on SCHEDULE 4.5, Buyer has no formal or informal plan to issue, individually or in the aggregate, more than 50,000 shares of SLM Common Stock.

         4.6      SEC REPORTS AND FINANCIAL STATEMENTS

                  (a) Each form, report, schedule, registration statement and definitive proxy statement filed by SLM with the SEC prior to the date hereof (as such documents have been amended prior to the date hereof, the "SLM SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the SLM SEC Reports, as of their respective dates, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof.

                  (b) The consolidated financial statements included in the SLM SEC Reports have been prepared in accordance with GAAP, consistently applied during the periods involved (except as otherwise noted therein and except that the unaudited financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of SLM and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

         4.7 FINANCIAL CAPABILITY. SLM will have on the Closing Date, funds and authorized and unissued shares of SLM Common Stock sufficient to consummate the transactions contemplated by this Agreement.

         4.8 ABSENCE OF CERTAIN CHANGES. Since March 31, 2000, SLM and its consolidated subsidiaries have conducted their business in the ordinary course consistent with past practice and except as set forth on SCHEDULE 4.8 there has not been:

                  (a) any change that by itself or together with other changes, would be reasonably likely to have a Buyers Material Adverse Effect, excluding for purposes of this Section 4.8 any changes arising exclusively from
(i) prevailing market conditions that affect Buyers and other businesses substantially similar to the Buyers in a similar manner or (ii) the disclosure of the transactions contemplated hereby;

                  (b) any damage, destruction or loss (whether or not covered by insurance) that would, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect;

                  (c) through the date hereof any change in the authorized capital of SLM, Inc. or in its outstanding securities or any change in its respective ownership interests or any grant of any options, warrants, calls, conversion rights or commitments with respect to the securities of SLM;

                  (d) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character that would, if determined adversely to Buyers, be reasonably likely to have a Buyers Material Adverse Effect;

                  (e) through the date hereof any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets of any Person, in each case outside the ordinary course of business;

                  (f) through the date hereof any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to any Buyer in an amount exceeding $500,000, including without limitation any indebtedness or obligation of any current or former officer, director, manager, member, stockholder or employee of any Buyer or any Affiliate thereof;

                  (g) any breach, amendment or termination or non-renewal of any Buyer Material Contract or Material Permit that would, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect;

                  (h) other than as required under GAAP, any material change in accounting or tax accounting methods or practices (including any change in depreciation or amortization or capitalization rates or policies) by Buyers;

                  (i) negotiation or agreement by any Buyer or any officer, director, or agent thereof to do any of the things described in the preceding clauses (a) through (h) (other than negotiations with Sellers and their representatives regarding the transactions contemplated by this Agreement).

         4.9      ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in
SCHEDULE 4.9, Buyers and their subsidiaries are not subject to any Liabilities except for (i) those Liabilities reflected or reserved against on the latest financial statements included in the SLM SEC Reports and not previously paid or discharged, (ii) Liabilities not required under GAAP to be included in the latest financial statements included in the SLM SEC Reports, and (iii) those Liabilities incurred since the date of the latest financial statements included in the SLM SEC Reports in the ordinary course of business and consistent with past practice which liabilities would not, individually or in the aggregate, be reasonably likely to have a Buyers Material Adverse Effect.

         4.10     EMPLOYEE BENEFIT PLANS; ERISA

                  (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by Buyers or any of their ERISA Affiliates, in which Buyers or any of their ERISA Affiliates participate as a participating employer; or to which Buyers or any of their ERISA Affiliates contribute and including any such plans that within the preceding five years have been terminated, merged into another plan of a Buyer or any of its ERISA Affiliates, frozen or discontinued (collectively, "BUYER PLANS"): (i) all such Buyer Plans have been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and Treasury and Labor Regulations promulgated thereunder, (ii) to the Buyers' Knowledge, all Buyer Plans intended to constitute tax-qualified plans under Section 401(a) of the Code do so qualify;
(iii) to the Buyers' Knowledge, there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened, against a Buyer, any Buyer Plan, any fiduciary of any Buyer Plan or the assets of any Buyer Plan as to which Buyer would have liability.

                  (b) Buyers have made, or will make, available to Sellers true, accurate and complete copies of the following: (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and all amendments thereto and all summary plan descriptions thereof (including any modifications thereto); (ii) all general deferred compensation plans (whether funded or unfunded), bonus, severance and collective bargaining agreements, arrangements or understandings,
(iii) all incentive compensation plans and programs; and (iv) all group insurance and health insurance contracts, policies or plans.

         4.11     MATERIAL BUYER CONTRACTS; REGISTRATION RIGHTS AGREEMENTS

                  (a) Except for contracts that have already been filed as exhibits to the SLM SEC Reports, SCHEDULE 4.11(a) sets forth a complete and accurate list of Contracts that would be required to be filed as an exhibit to Buyers' Annual Report on Form 10-K, if such Annual Report were required to be filed on the date hereof, a copy of each of which Contract has been made available to the Sellers (the "MATERIAL BUYER CONTRACTS").

                  (b) Each of the Material Buyer Contracts is in full force and effect, and neither Buyers nor any of their subsidiaries, nor, to Buyers' Knowledge, any other Person, is in breach of, or default under, any such Material Buyer Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Buyers or any of their subsidiaries, or, to Buyers' Knowledge, any other Person, except for such failures to be in full force and effect and such conflicts, violations, breaches or defaults as in the aggregate would not be reasonably likely to have a Material Adverse Effect.

                  (c) SCHEDULE 4.11(c) sets forth a complete and accurate list of each Contract Buyers have entered into with any Person, pursuant to which Contract such Person has the right to request or to cause Buyers to effect registrations under the Securities Act of Equity Securities held by such Person (each, a "REGISTRATION RIGHTS AGREEMENT") and the number of demand registration rights outstanding thereunder on the date hereof. On or prior to the date hereof Buyers have provided the Sellers a complete and accurate copy of each such Registration Rights Agreement. There are no agreements between any Person and Buyers with respect to share ownership, standstill, equity or voting matters (except for equity compensation issued under Buyers' compensation plans and forward equity contracts) other than as set forth in SCHEDULE 4.11(c).

         4.12 LITIGATION. Except as set forth on SCHEDULE 4.12, there are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Knowledge of each of Buyers, threatened against or affecting Buyers, any of their respective assets, rights or properties, or seeking to prevent or delay the transactions contemplated under this Agreement or that would be reasonably likely to have a Material Adverse Effect and no notice of any claim, action, suit, proceeding, governmental investigation or inquiry, whether pending or threatened, has been received by Buyers.

         4.13 DISCLOSURE. The representations and warranties contained in this Section 4 (including without limitation, the representations and warranties contained in the Disclosure Schedule) do not contain a misstatement of a material fact and do not omit to state any material fact necessary to make the information provided not misleading.

                                    SECTION 5
                                    COVENANTS

         5.1 SELLERS' COVENANTS. Sellers hereby covenant and agree to effect and perform the following covenants, agreements and obligations before or after Closing in order to consummate the transactions contemplated hereby:

                  (a) COOPERATION IN LITIGATION. In the event that any claim is asserted against Buyers or any of its subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement or in connection with the Business, each of Sellers agrees to cooperate reasonably with Buyers in the defense of such claim.

                  (b) CONDUCT OF BUSINESS PENDING CLOSING. Between the date hereof and the Closing Date (except as otherwise approved in writing by Buyers, such approval not to be unreasonably withheld), each of Sellers will, and will cause each of the Transferred Subsidiaries to:

                           (i)      conduct the Business in the ordinary course,
consistent with past practice;

                           (ii)     maintain the Acquired Assets, including
those held under leases, in good working order and condition, ordinary wear and tear excepted;

                           (iii)    perform all of their respective obligations
under all Material Contracts except to the extent such failures to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect;

                           (iv)     keep in full force and effect their
respective present insurance policies or other comparable insurance coverage;

                           (v)      use commercially reasonable efforts to
maintain and preserve their respective business organizations intact, retain their respective present officers and key employees and maintain their respective relationships with suppliers, vendors, customers, creditors and others having business relations with them;

                           (vi)     maintain compliance in all material respects
with all applicable Laws and all Material Permits; and

                           (vii)    maintain present debt and lease instruments
and not enter into new or amended debt or lease instruments.

                  (c) PROHIBITED ACTIVITIES. Between the date hereof and the Closing Date (except as otherwise approved in writing by Buyers, such approval not to be unreasonably withheld), Sellers will not, and will cause the Transferred Subsidiaries not to:

                           (i)      change any of the Charter Documents, or
authorize or propose the same;

                           (ii)     except (A) as approved by SLM (which
approval shall not be unreasonably withheld) or (B) for short-term borrowings incurred in the ordinary course of business consistent with past practice, issue, deliver or sell or authorize or propose the issuance, delivery or sale of any securities of any of Sellers or the Transferred Subsidiaries or any options, warrants, calls, conversion rights or commitments relating to such securities, or authorize or propose any change in the equity capitalization of any of Sellers or the Transferred Subsidiaries, or issue or authorize the issuance of any debt securities or incur or guarantee any indebtedness in excess of $1,000,000 in the aggregate other than pursuant to existing facilities;

                           (iii)    declare or pay any dividend, or make any
distribution (whether in cash, stock or property) in respect of their respective stock whether now or hereafter outstanding, or split, combine or reclassify any of their respective capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of their respective stock;

                           (iv)     other than in the ordinary course of
business, enter into any contract or commitment, incur or agree to incur any Liability, make any capital expenditures, or guarantee any indebtedness, in each case involving an obligation in excess of $1,000,000 or the equivalent value in the applicable currency;

                           (v)      increase the number of total employees that
will be hired by the Buyers pursuant to Section 5.3(k) or hire any new employee whose total annual compensation (excluding benefits costs) will exceed $125,000 per year individually or $1,250,000 in the aggregate, with the exception of those employees of Funds currently doing default collections work who will transfer to Education Debt Services and ultimately be employees of Buyers pursuant to Section 5.3(k)(i).

                           (vi)     increase the compensation payable or to
become payable to any officer, director, stockholder, employee, agent, representative or independent contractor of any of Sellers, except in the ordinary course of business consistent with past practice, or make any bonus, management fee payment, loans or advances to any such Person, or, except to the extent necessary to accomplish the requirements of Section 5.3(k), adopt or amend any Company Plan or Company Benefit Arrangement, or grant any severance or termination pay, to the extent all such increases and grants exceed $500,000 in the aggregate;

                           (vii)    create, assume, or permit the placement of
any Lien other than Permitted Liens on any of the Acquired Assets or on any assets of the Transferred Subsidiaries, whether now owned or hereafter acquired;

                           (viii)   sell, assign, lease, pledge or otherwise
transfer or dispose of any Acquired Assets or assets of any Transferred Subsidiary except in the ordinary course of business consistent with past practice;

                           (ix)     except for purchases of student loan
portfolios in the ordinary course of business consistent with past practice, acquire or negotiate for the acquisition of any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Sellers on a consolidated basis;

                           (x)      except as permitted under Section 5.1(d),
merge or consolidate or agree to merge or consolidate with or into any other Person;

                           (xi)     amend, modify or terminate any Material
Contract or Material Permit, except where such actions, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect;

                           (xii)    enter into any Contract that is (i) with any
Affiliate of any of the Sellers which would be reasonably likely to involve payments or obligations of $60,000 in any one year or (ii) otherwise prohibited hereunder;

                           (xiii)   other than in the ordinary course of
business, cancel or agree to cancel any indebtedness or other obligation in excess of $1,000,000 owing to any Seller or Transferred Subsidiary, including without limitation any indebtedness or obligation of any current or former officer, director, manager, member, stockholder or employee of any of the

Sellers or the Transferred Subsidiaries or any Affiliate thereof or of any of Sellers or the Transferred Subsidiaries;

                           (xiv)    commence a lawsuit, unless the statute of
limitations with respect to the matter of such lawsuit would expire within 10 days of the date of commencement, (A) that may have a material adverse effect on Buyers' business or (B) against the Department of Education;

                           (xv)     except as required under GAAP, revalue any
of the Acquired Assets, including without limitation, writing down or writing off the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

                           (xvi)    make any new elections with respect to
Taxes, or any changes in current elections with respect to Taxes, affecting the Transferred Subsidiaries, the Acquired Assets, or the Business; and

                           (xvii)   take, or agree (in writing or otherwise) to
take, any of the actions described in this Section 5.1(c), or any action which would make any of the representations and warranties of any of Sellers and the Transferred Subsidiaries contained in this Agreement untrue or result in any of the conditions set forth in Sections 6 or 7 not being satisfied.

                  (d)      NEGOTIATIONS WITH OTHERS.

                           (i)      Except as provided in Sections 5.1(d)(ii)
and 5.1(d)(iii), from and after the date of this Agreement and prior to the Closing Date:

                                    (A)      None of the Sellers shall, and each
                           of the Sellers shall cause its officers, directors, trustees, employees and authorized agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it) not to (X) initiate, solicit or encourage, directly or indirectly, any inquiries from potential third party acquirers (together with any agents, investment bankers, attorneys or accountants for such persons, "THIRD PARTY ACQUIRERS") or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Sellers or any Transferred Subsidiary (any such inquiry, proposal or offer, an "ACQUISITION PROPOSAL"), (Y) have discussions concerning, engage in any negotiations concerning, or provide any information which is proprietary in nature and non-public or confidential to potential Third Party Acquirers relating to, an Acquisition Proposal, or (Z) otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and

                                    (B)      Sellers shall notify Buyers
                           immediately if any Acquisition Proposal is received by, any information is requested from, or any such negotiations or discussions are sought to be initiated or continued, with either of them, as the case may be, and the Sellers shall promptly provide Buyers with copies of any written materials the Sellers receive from any potential Third Party Acquirer that relates to an Acquisition Proposal.

                           (ii)     Notwithstanding anything to the contrary
contained in SECTION 5.1(d)(i), from the date of issuance of a press release which indicates that this Agreement has been entered through 4:00 p.m. Indianapolis time on the date that is 30 calendar days after the date of issuance of such press release (the "WINDOW PERIOD"), if the Board of Directors of Group determines in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law, Group and its officers, directors, trustees, employees and authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Group) may, in response to an unsolicited, bona fide, written Acquisition Proposal, furnish information to or enter into discussions or negotiations with, the person or entity that delivers such written Acquisition Proposal, provided that:

                                    (A)      Prior to or concurrently with
                           furnishing information to, or entering into discussions or negotiations with, such a person or entity concerning an Acquisition Proposal, the Sellers provide written notice to Buyers to the effect that they are furnishing information to, or entering into discussions or negotiations with, such person or entity; and

                                    (B)      The Sellers keep Buyers informed
                           generally of the status of any such discussions or negotiations.

                           (iii)    The Sellers may enter into an agreement for
an Acquisition Proposal received during the Window Period provided that:

                                    (A)      None of the Sellers has breached in
                           any material respect its obligations under this
                           Section 5.1(d);

                                    (B)      The Sellers enter into the
                           agreement for the Acquisition Proposal within fifteen
                           (15) days after expiration of the Window Period;

                                    (C)      The Acquisition Proposal provides
                           for the acquisition of substantially all of the Acquired Assets and assumption of the Assumed Liabilities and the Board of Directors of Group determines in good faith, based on the advice of an independent financial advisor, that the Third party Acquirer has the financial wherewithal or is reasonably capable of raising any financing required to consummate such Acquisition Proposal;

                                    (D)      The Acquisition Proposal contains
                           terms and conditions that, in the good faith determination of the Board of Directors of Group, are, taken as a whole, not materially less favorable than the terms and conditions of this Agreement and the Acquisition Proposal provides total consideration that is greater than the sum of (A) the Purchase Price and (B) the amounts payable to Purchaser pursuant to Section 10.2;

                                    (E)      The Sellers have delivered to
                           Buyers a copy of the Acquisition Proposal, including details of the price, terms and conditions of such offer, and the Buyers have failed to deliver written notice to the Sellers within three Trading Days of receipt of such copy of the Acquisition Proposal that the Buyers elect to enter into an agreement with the Sellers that contains terms and conditions that, in the good faith determination of the Board of Directors of Group, are, taken as a whole, at least equivalent to the terms and conditions of the Acquisition Proposal;

                                    (F)      The Sellers contemporaneously
                           terminate this Agreement pursuant to Section 10.1(e); and

                                    (G)      The Sellers shall pay to Buyers the
                           amounts contemplated by Section 10.2.

                  (e) ACCESS. Sellers shall: (i) during the period from the date hereof and until the Closing Date give Buyers and their representatives (including their internal or external attorneys and accountants) reasonable access during normal business hours, to the properties, books, records, contracts and commitments of Sellers, including without limitation the audit papers of Ernst & Young LLP with respect to Sellers and the Transferred Subsidiaries, and furnish to Buyers such information and documents relating to the properties and business of Sellers and the Transferred Subsidiaries as Buyers may reasonably request; and (ii) on or before the Closing, deliver to Buyers original or best available copies of all Assumed Contracts and powers of attorney to which Sellers are parties and all documents and correspondence under Sellers' control relating to past or pending litigation relating to the Business or to which any Transferred Subsidiary is a party. The Buyers acknowledge that any information or documents obtained pursuant to this Section 5.1(e) shall be subject to the confidentiality provisions of Section 5.3(c).

                  (f) EMPLOYEE NOTIFICATION. Sellers have provided any and all applicable notice to employees in connection with plant closings, "close shop" rules, and similar federal, state and local regulations.

                  (g) REPRESENTATION ON GROUP'S BOARD OF DIRECTORS. Immediately after the Closing, Group shall cause four (4) persons designated by SLM (who shall be former but, as of Closing, not current members of the board of directors of SLM) to become members of the board of directors of Group, and shall cause such persons (or such other persons as SLM may in the future designate as replacements) to hold such positions until two years following the Closing. Such designees will not have voting rights during such two year period with respect to any matters relating to Funds or Group's ownership of SLM Shares and, after such two year period, will be subject to Group's generally applicable conflict of interest rules.

                  (h) GROUP NAME CHANGE. Group shall maintain the phrase "USA" in its name until the earlier of: (A) five years after the Closing; (B) the termination of the Guarantee Servicing Agreement; (C) any change in the name of SLM such that USA Group is no longer used in SLM's name; and (D) an event involving SLM such that the continued use of the phrase "USA" in its name would materially impair the ability of Group to fulfill its mission.

                  (i) PAYMENTS UNDER CASH PLANS. With respect to all employees of Sellers to be hired by SLM as set forth in Section 5.3(k)(i), Group shall pay, at or prior to the later of September 30, 2000 and Closing, all liabilities owing under the Cash Plans accruing at or prior to Closing, or, if Group requests Buyers to make such payments, reimburse Buyers for all such payments made by Buyers at the request of Group promptly after such payments are made.

         5.2 BUYERS' COVENANTS. Buyers hereby covenant and agree to effect and perform the following covenants, agreements and obligations before or after Closing in order to consummate the transactions contemplated hereby:

                  (a) REPRESENTATION ON SLM'S BOARD OF DIRECTORS. SLM shall cause three (3) persons designated by Group (who may be former, but, except for Jim Lintzenich, not as of Closing current, members of Group's board) to become members of the board of directors of SLM effective as of the Closing. Until the later of (i) two (2) years from Closing and (ii) the date that Group owns less than fifty percent (50%) of the SLM Shares, SLM will nominate and use its best efforts to cause the election of three (3) persons designated by Group to SLM's board of directors.

                  (b)      EMPLOYEE MATTERS.

                           (i)      Buyers shall assume the employment
agreements of the executive vice presidents identified in SCHEDULE 5.2(b)(i) with appropriate adjustments to reflect the bonus and benefit plans of Buyers and terms of at least three years.

                           (ii)     To the extent such persons do not become
employed by SLM or by Group, Loan Services or Guarantee Services, SLM shall reimburse USA Group for severance payments made in connection with the transactions contemplated by this Agreement under their existing employment agreements.

                  (c) SLM NAME CHANGE. SLM shall rename SLM to include, or do business under the name, "USA". The "USA" name shall also be utilized as the name of a major operating company of SLM for at least one year following the Closing.

                  (d) MAINTAIN SERVICING CENTER. Barring any extraordinary business or regulatory developments, for a period of five (5) years following the Closing Date, SLM will retain its principal educational loan and guarantee servicing operations in the Indianapolis, Indiana metropolitan area and the Indianapolis, Indiana metropolitan area will be the largest employee base for SLM during such period.

         5.3 JOINT COVENANTS. Buyers and Sellers hereby jointly covenant and agree to effect and perform the following covenants, agreements and obligations before or after Closing in order to consummate the transactions contemplated hereby:

                  (a) NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, or which would be reasonably likely to result in a Material Adverse Effect, and
(ii) any material failure of such party to comply in all material respects with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.3 shall not, without the express written consent of each of the other parties hereto (which consent may be withheld in their respective sole discretion) be deemed to (w) modify the representations, warranties, covenants or agreements hereunder of the party delivering such notice, (x) modify any of the conditions set forth in Sections 6, 7 or 8, (y) cure or prevent any such inaccuracy or failure, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (b) PUBLIC ANNOUNCEMENTS. Prior to Closing, neither Buyers nor Sellers will issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated hereby and the relationship between the parties without the prior consent of the parties hereto; PROVIDED, that any party hereto may make a public announcement to the extent required by Law, by the Securities and Exchange Commission or by any national securities exchange or quotation system.

                  (c)      CONFIDENTIALITY.

                           (i)      Each of the Parties hereto recognizes that
by reason of the transactions contemplated hereby, its ownership or use of the Acquired Assets and information provided by each party to the others in connection with the transactions contemplated hereby, it has acquired and will acquire Confidential Knowledge, the use or disclosure of which could cause Buyers, any of Sellers or the Transferred Subsidiaries or their respective Affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of the Parties hereto covenants and agrees that it will not at any time, except in performance of its obligations to hereunder, directly or indirectly, use, disclose or publish, or permit other Persons within its control not so authorized to use, disclose or publish, any Confidential Knowledge that it may learn or has learned by reason of its ownership or use of the Acquired Assets or use any such information in a manner detrimental to the interests of any party, unless (x) such information becomes known to the public generally through no fault of any disclosing party, (y) disclosure is required by Law or the order of any Governmental Authority under color of law, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, that prior to disclosing any information pursuant to clause (x), (y) or (z) above, such disclosing party shall give prior written notice thereof to the nondisclosing party and provide such party with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

                           (ii)     The term "CONFIDENTIAL KNOWLEDGE" includes,
without limitation, knowledge and information that none of Sellers nor Buyers has disclosed to the public or to the trade with respect to present or future business, operations, services, products, research, inventions, discoveries, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any products or services of any of Sellers, the Transferred Subsidiaries or Buyers), financial statements, business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information of or relating to any of the Sellers, the Transferred Subsidiaries or the Business, and any other information not generally known outside Sellers that may be of value to any of Sellers or Buyers but excludes any information already properly in the public domain. "CONFIDENTIAL KNOWLEDGE" also includes confidential and proprietary information and trade secrets that third parties entrust to any of the Sellers or to Buyers in confidence.

                  (d) MATERIALITY. Sellers and Buyers hereby agree that the covenants set forth in this Section 5 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

                  (e)      SEVERABILITY; REFORMATION. The covenants in this
Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

                  (f)      INDEPENDENT COVENANTS. All of the covenants in this
Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Sellers against Buyers, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyers of such covenants.

                  (g) COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS. Each party hereto shall cooperate in obtaining all consents and approvals required by Section 6.2.

                  (h) HART-SCOTT-RODINO FILING. Sellers and Buyers shall promptly file with the Federal Antitrust Division of the Department of Justice any notification and report required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and, in the event that any additional filings are required, such additional filings, and shall cooperate with each other with respect to the foregoing. The parties shall give each other prior notice and consult with each other prior to any meeting with the United States Federal Trade Commission or Department of Justice with respect to their respective filings under the HSR Act or any review by either of the foregoing agencies. Each of the parties shall take all reasonable actions necessary to cause the expiration of the waiting periods under the HSR Act as promptly as possible and shall promptly file any supplemental information which may be requested in connection therewith.

                  (i) FURTHER ASSURANCES. Following the Closing, each of Buyers and Sellers shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby. "COLLATERAL AGREEMENTS" means the Assumption Agreement, the Bill of Sale, the Transitional Services Agreement, the Registration Rights Agreement, the Grant Recommendation Agreement, the Name and Trademark License Agreement, the Non-Compete Agreement, and the Amendment to Guarantee Services Agreement.

                  (j) COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly or cause to be done promptly, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

                  (k)      EMPLOYEE MATTERS.

                           (i)      SLM will hire all employees of Sellers
(including individuals who are not "actively at work" but are classified and treated as employees of Sellers in accordance with Sellers' established employment policies), other than those set forth on SCHEDULE 5.3(k)(i), as of the Closing Date and shall, immediately after the Closing Date, retain all employees of Transferred Subsidiaries (including individuals who are not "actively at work" but are classified and treated as employees of Transferred Subsidiaries in accordance with Sellers' and Transferred Subsidiaries' established employment policies) (such employees referred to collectively as the "TRANSFERRED EMPLOYEES");

                           (ii)     SLM will provide each Transferred Employee
with an annual salary not less than the level of annual salary in effect for the individual as of the date of this Agreement;

                           (iii)    SLM will amend, if necessary, the Sallie Mae
40l(k) Savings Plan to (I) allow all Transferred Employees (regardless of age or service) to begin participation under that 40l(k) plan for purposes of making "40l(k)" deferrals effective as soon as practicable but not more than 30 days following the Closing Date, (II) require all employer matching contribution account balances of a Transferred Employee to be fully vested at all times (including contributions allocated to those accounts by Buyers while an employee of Buyers), (III) give credit for service with Sellers or Transferred Subsidiaries for all Transferred Employees, to the extent that service was credited under Sellers' 40l(k) plan as of the Closing Date, for purposes of eligibility to receive "matching" or any other employer contributions (it being understood that a Transferred Employee who has 12 or more months of service with Sellers or the Transferred Subsidiaries as of the Closing Date will be eligible to receive these employer contributions immediately and that a Transferred Employee who has less than 12 months of service will become eligible upon completing 12 months of service as provided in the Buyers 401(k) plan), (IV) accept a transfer of the assets and liabilities of Sellers' 40l(k) plan attributable to the Transferred Employees' accounts as soon as practicable following the Closing Date, (V) for 18 months following the Closing Date, permit Transferred Employees to retain the investment options available to them under Sellers' 40l(k) plan, as in effect on the day preceding the Closing Date, at a cost to the Transferred Employees that does not exceed the cost charged to participants for any "standard" investment option under the Buyers' 40l(k) plan and (VI) as soon as practicable following the Closing Date to administer all plan loans of those Transferred Employees outstanding as of the Closing Date in accordance with the loan policies and procedures of Sellers' 40l(k) plan;

                           (iv)     SLM will amend the Sallie Mae Cash Account
Retirement Plan to (I) allow Transferred Employees, who are participants in the cash balance plan sponsored by Sellers on the Closing Date, to begin participation in Buyers' cash balance plan effective as of the day following the Closing Date, (II) give credit for service with Sellers or Transferred Subsidiaries for all Transferred Employees, to the extent that service was credited under Sellers' cash balance plan as of the Closing Date, for all purposes under the plan, including determinations of participation (for Transferred Employees who were not participants in Sellers' cash balance plan on the Closing Date), vesting and pay credits accrued after the Closing Date, but not for purposes of accrual of benefits or determining the applicability of any grandfathering provisions of the Sallie Mae Cash Account Retirement Plan related to service prior to October 1, 1999, (III) provide that each Transferred Employee's account balance as of the day following the Closing Date shall be the same as such Transferred Employee's account balance under the Sellers' cash balance plan as of the Closing Date and (IV) provide through the plan year ending December 31, 2005 that Transferred Employees shall accrue benefits under the Sallie Mae Cash Account Retirement Plan on the same formula as applicable under Sellers' cash balance plan as of the date of this Agreement (including those transition period benefits provided for under Sellers' cash balance plan). As soon as practicable following each plan year ending on or before December 31, 2005, Buyers will provide an accounting of the incremental funding contributions it made under Sellers' formula as opposed to the contributions it would have made under its formula (and reduced for any deduction it received for the incremental contribution) (such adjusted result being the "DIFFERENTIAL"). Sellers will promptly reimburse Buyers for the Differential. Sellers will reimburse Buyers for the actuarial expenses incurred in preparation of the actuarial calculations of the Differential. Sellers and Buyers agree to negotiate in good faith to resolve any disputes regarding the calculation of the Differential. As soon as practicable after the Closing Date, Sellers shall cause to be transferred to the Sallie Mae Cash Account Retirement Plan the liabilities relating to the Transferred Employees and assets having a fair market value equal to the aggregate present value of the accrued benefit obligation attributable to the

Transferred Employees under the Sellers' pension plan, calculated as of the Closing Date, using the assumptions set forth in PBGC Reg. Section 2619 with respect to a trusteed plan terminating on the Closing Date, ("PENSION TRANSFER VALUE") unless the Sellers' cash balance plan has insufficient assets to fund all liabilities on a plan termination basis, in which event the Pension Transfer Value shall mean the minimum amount required to be transferred to such plan in accordance with Section 414(l) of the Code and the regulations thereunder. The Pension Transfer Value shall be adjusted to reflect interest from the Closing Date to the date assets are transferred at the select period interest rate used in computing the Pension Transfer Value, and shall be adjusted to reflect benefit payments attributable to the Transferred Employees made during such period. All costs attributable to the Pension Transfer Value to the Sallie Mae Cash Account Retirement Plan shall be borne by Sellers, except the cost of verification of the calculation of the transfer value and Form 5310-A that must be filed by the recipient of the transfer;

                           (v)      SLM will assume sponsorship of Sellers'
group health plans effective as of the day preceding the Closing Date and (I) continue to maintain those plans through December 31, 2000 for all Transferred Employees after the Closing Date, (II) continue thereafter under the same or other plans to provide coverage under Buyers' group health plans for all Transferred Employees, including Transferred Employees who, as of Closing Date, are "part-time" employees to the extent coverage would have been provided to those individuals under the terms of Sellers' group health plans as in effect on the day preceding the Closing Date, and (III) amend any group health plan to the extent necessary to accomplish the foregoing;

                           (vi)     SLM will as a result of and to the extent
consistent with (v) above, assume and accept all responsibility to provide individuals eligible to receive COBRA continuation coverage under Sellers' group health plans (who became eligible for that coverage either before, as a result of, or after the Closing Date) with COBRA continuation coverage under those plans, with the understanding that, after December 31, 2000, COBRA continuation coverage may alternatively be provided under one or more of Buyers' group health plans to the extent permitted by law;

                           (vii)    SLM will amend the "Section 125" plan it
maintains to (I) allow all Transferred Employees to begin participation under that Section l25 plan effective as of the day following the Closing Date, and
(II) accept a transfer of the assets and liabilities of Sellers' Section 125 plan attributable to the Transferred Employees so that all claims incurred (either before or after the Closing Date) but not paid as of the Closing Date will be paid from Buyers' Section 125 plan;

                           (viii)   SLM will provide severance benefits to
Transferred Employees who become employees of Buyers and whose employment is involuntarily terminated (or who incur a termination due to a request by Buyers to have the individual relocate more than 50 miles from his then current residence) within two years of the Closing Date with benefits at least equivalent to those set forth in SCHEDULE 5.3(k)(viii) and will grandfather for eligibility for severance under Buyers' severance plan those Transferred Employees who are classified by Sellers as regular part-time and temporary part-time at the Closing Date, with the benefits calculated in the same manner for such part-time employees as by Sellers at the Closing Date;

                           (ix)     SLM will provide each Transferred Employee
with the opportunity to acquire group term life insurance, accidental death and dismemberment insurance, long term disability benefits and short term disability benefits (for a period of six months for short term disability benefits) with maximum coverages that are comparable to the maximum coverages available under Sellers' group term life insurance, short term and long term disability plans in effect on the day preceding the Closing Date;

                           (x)      SLM will amend its vacation policy to (I)
recognize service with Sellers and Transferred Subsidiaries as service with Buyers to determine annual vacation accruals, (II) protect all vacation days accrued and unpaid under Sellers' vacation policy in effect on the day preceding the Closing Date, and (III) provide that all Transferred Employees, who were within 180 days of reaching the next higher level of vacation accrual under the Sellers' vacation policy, will be treated as having satisfied the requirements for that higher level of vacation accrual as of the Closing Date;

                           (xi)     SLM will amend its sick leave policy (I) to
protect all sick leave days accrued by and unpaid to Transferred Employees under Sellers' sick leave policy as of the Closing Date (II) to provide for an accrual of 12 sick days per year and (III) to allow, for a period of at least 60 days after the Closing Date, Transferred Employees who are eligible to cash-out unused sick days under Sellers' sick leave policy as of the Closing Date to cash-out those sick days with Buyers and will grandfather for eligibility for sick leave accrual under Buyers' sick leave accruals policies those Transferred Employees who are classified by Sellers as regular part-time at the Closing Date, with the benefits calculated in the same manner as by Sellers at the Closing Date;

                           (xii)    SLM will grant, effective as of the date
of this Agreement, (A) to each person expected to be a Transferred Employee and, without duplication, to each person who is a Transferred Employee options under the applicable Sallie Mae stock option plan to acquire at least 1,000 shares of SLM Common Stock and (B) the number of options set forth in
SCHEDULE 5.3(k)(xii) having the terms set forth, in the amounts designated by Sellers on SCHEDULE 5.3(k)(xii) as of the date of the Agreement, and with respect to all such options at an exercise price equal to the closing price of shares of SLM Common Stock on the date of grant, with the understanding
(I) that these options will be canceled if the Closing does not occur by January 31, 2001 and (II) that these options would become fully vested and would remain exercisable for 90 days following an involuntary termination of employment by Buyers or a termination resulting due to a request by Buyers to have the individual relocate more than 50 miles from his then current residence; in addition, Sallie Mae would expect to maintain a grant schedule under which Transferred Employees (if they remain employed) would receive additional grants of options for 300 shares in the 2001 to 2003 calendar years and to make a contribution for the same years for each eligible Transferred Employee under the Sallie Mae Shared Success Plan equal to at least 4 percent of the Transferred Employee's eligible compensation from Sallie Mae, provided that this expectation is subject to Buyers' sole discretion in light of business, regulatory, tax, and other factors; SLM will grant, effective as of the Closing Date, the performance shares set forth in
SCHEDULE 5.3(k)(xii) having the terms set forth and in the amounts designated by Sellers on that schedule as of the date of this Agreement so long as the listed individuals become Transferred Employees and providing further that these shares would become fully vested following an involuntary termination of employment by Buyers or a termination resulting due to a request by Buyers to have the individual relocate more than 50 miles from his then current residence;

                           (xiii)   SLM will provide all Transferred Employees
who are officers of Sellers or Transferred Subsidiaries (determined as of the day preceding the Closing Date) with the opportunity to participate under the Buyers management incentive and discretionary compensation based upon the availability of such plans to similarly situated officers of Sellers (as determined with reference to the Transferred Employees' duties for the Buyers);

                           (xiv)    SLM will continue Sellers' tuition
reimbursement plan for all eligible Transferred Employees, as determined under that plan as in effect on the day preceding the Closing Date, until December 31, 2000, and will expand its tuition reimbursement plan to include reimbursement for all undergraduate course work by January 1, 2001;

                           (xv)     SLM will continue the on-site day care
center located on the Sellers' business premises at substantially the same level of services in effect prior to Closing Date for a period of no less than 5 years from the Closing Date, unless and until the serving operations are closed pursuant to Section 5.2(d); and

                           (xvi)    SLM will provide other employee benefits in
accordance with its standard plans and policies, recognizing service with Sellers and Transferred Subsidiaries as service with Buyers and treating all of the Transferred Employees at least as well as similarly situated employees of Buyers.

                           (xvii)   Nothing in this Agreement shall (a) restrict
or otherwise inhibit Buyers' right to terminate the employment of any Transferred Employee on or after the Closing Date (subject to any written employment agreements to the contrary) or (b) be construed or interpreted to restrict Buyers' right or authority to amend or terminate any of its employee benefit plans, policies, or programs effective on or after the Closing Date, provided that no such amendment or termination shall be effected in a manner that treats the Transferred Employees adversely from the Buyers' other employees. Nothing expressed or implied in this Agreement shall give any Transferred Employee or dependent of such employee any third party beneficiary rights or other rights to sue under or with respect to this Section 5.3(k).

         5.4      CERTAIN TAX MATTERS

                  (a)      GENERAL.

                           (i)      Sellers shall timely pay, and shall
indemnify and hold harmless Buyers from and against (x) all Taxes that relate to the Acquired Assets or Business for any taxable period ending on or prior to the Closing Date, and (y) all Taxes of the Transferred Subsidiaries for any taxable period ending prior to, ending on or including the Net Asset Value Date in excess of the amounts reflected on the Pro Forma Balance Sheet as of the Net Asset Value Date (as finally adjusted by audit or otherwise pursuant to Section 1.5) as a current liability accrual for Taxes (excluding any reserves for deferred Taxes).

                           (ii)     Sellers and Buyers shall each be responsible
for one-half of (x) any transfer, documentary, sales, use, excise or other Taxes, other than any Tax based on net income or gross receipts, assessed upon or with respect to the transfer of the Acquired Assets or the Business to the Buyers or any other transaction contemplated under this Agreement and (y) any recording or filing fees with respect thereto.

                           (iii)    Buyers shall prepare or cause to be prepared
and file or cause to be filed all Tax Returns that are required to be filed with respect to each Transferred Subsidiary, (A) for Taxable Periods ending on or before the Closing Date that are due after the Closing Date and (B) for Taxable Periods beginning on or before and ending after the Closing Date ("STRADDLE PERIODS"). All such Tax Returns shall be prepared and filed in a manner (including, without limitation, all elections and methods of accounting) that is consistent with past practice, except (x) as otherwise required by a change in applicable law or (y) as consented to by Group, which consent shall not be unreasonably withheld. Such Tax Returns shall be provided to Group for review and reasonable comment as soon as possible prior to the final due date for the filing thereof and Buyers will endeavor to provide drafts of material Tax Returns to Group at least 60 days prior to such date.

                           (iv)     Upon the latest of (A) five (5) business
days following the receipt of a request therefor, (B) five (5) business days prior to the due date of any payment to the relevant Taxing Authority and (C) five (5) business days following the resolution of any dispute described in
Section 5.4(a)(v), Sellers shall pay to Buyers all Taxes shown as due on any Tax Returns of the Transferred Subsidiaries that relate to a Pre-Value Date Period unless amounts with respect to such Taxes were paid to the relevant Taxing Authority as estimated Taxes prior to the Net Asset Value Date or such Taxes have been reflected on the Pro Forma Balance Sheet as of the Net Asset Value Date (as finally adjusted by audit or otherwise pursuant to Section 1.5) as a current liability accrual for Taxes (excluding any reserves for deferred Taxes). If, as a result of a dispute described in Section 5.4(a)(v) or Sellers' failure to make timely payment under the terms of this Section, any payment to be made by Sellers under this Section is made after the actual due date for the payment to the relevant Taxing Authority, the Sellers shall pay to Buyers in addition to all Taxes required to be paid interest on such amount from the due date of payment to the relevant Taxing Authority to the date of payment by Sellers at the actual rate then applicable to such underpayments of Tax pursuant to Section 6621 of the Code or any similar provision of foreign, state or local or other law, as applicable.

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


                           (v)      If Group objects to any item reported on or
withholds its consent with respect to any Tax Return described in Section 5.4(a)(iii), Buyers and Group shall proceed in good faith to resolve the matters in dispute. If Buyers and Group are unable to resolve the matters in dispute within 15 days, such matters shall be submitted to an independent accounting firm selected as described in Section 1.5(e). Once chosen, such accounting firm shall be referred all disputes under this Section until such time as such accounting firm becomes disqualified by reason of a conflict of interest. Such accounting firm shall, if requested by Buyers, determine whether Group's objection or withholding of consent is reasonable and, if it determines such objection or withholding of consent was reasonable or Buyers did not request such determination, decide the matters in dispute. The fees and expenses of such accounting firm shall be borne by Group and Buyers in inverse proportion as they may prevail on matters resolved by such accounting firm, which proportionate allocations shall be determined by the accounting firm at the same time its opinion on the merits of the matters submitted is rendered.

                           (vi)     With respect to any Taxes that relate to the
Acquired Assets or Business, if either Buyer or Sellers pay such Taxes which under the provisions of this Agreement were required to be paid or for which indemnification is provided by the other party hereunder, such other party shall pay the party which paid the Tax within five (5) business days following the receipt of notice of a request for payment. Any dispute with respect to a payment to be made under this Section shall be resolved in accordance with the procedures of Section 5.4(a)(v). The amount of any payment for Taxes made pursuant to the resolution of a dispute under this Section shall be increased for interest in accordance with the terms of Section 5.4(a)(iv) from the date the party paid such Tax or, if later, the date on which such payment was due under this Section to the date the other party makes payment under this Section.

                  (b) APPORTIONMENT. For purposes of apportioning any Taxes to the portion of a Straddle Period that ends on the Closing Date, the determination shall be made based on a closing of the books as of the close of business on the Closing Date; provided, however, that real property, personal property and intangible property Taxes shall be apportioned ratably on a daily basis between the portions of the Straddle Period in question. For purposes of apportioning any Taxes between the portion of any Taxable Period ending on the Net Asset Value Date and the portion of such Taxable Period beginning on the day after the Net Asset Value Date, the determination shall be made as if a closing of the books occurred as of the close of business on the Net Asset Value Date; provided, however, that real property, personal property and intangible property Taxes shall be apportioned ratably on a daily basis between the portions of such Taxable Year in question.

                  (c) ALLOCATION SCHEDULE. The allocation of the purchase price among the Acquired Assets, the Business, and Enterprises Shares shall be determined in accordance with Section 1.6.

                  (d) TAX COOPERATION. Sellers and Buyers shall, and shall cause their respective affiliates to, (x) provide each other with such assistance as may reasonably be required in connection with the preparation of any Tax Returns, the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to any liability for Taxes, (y) retain and provide each other with all records or other information, including payroll records, that may be relevant to the preparation of any Tax Returns, the conduct of any audit or examination or other Tax proceeding and (z) provide the each other with any final determination of any such audit, examination or other proceeding that affects any amount required to be shown on any Tax Return for any Taxable period. Sellers and Buyers shall retain all relevant documents, including prior years' Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns and shall not destroy or otherwise dispose of any such records until such time as the statute of limitations (including extension) with respect to such Tax Return expires. Any party requesting assistance after Closing pursuant to this Section 5.4(d) shall reimburse the other party for any reasonable out-of-pocket expenses incurred in providing such assistance.

                  (e)      TAX CONTESTS

                           (i)      If any party receives written notice from
any Taxing Authority of a Tax Proceeding with respect to any Tax for which the other party is obligated to provide indemnification under this Agreement, such party shall within sixty (60) days thereof give written notice to the other party (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such notice); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the failure to give such notice materially prejudices the Indemnifying Party.

                           (ii)     Buyers shall have the right, at their own
expense, to control the conduct of and, except as limited by the following two sentences, make all decisions with respect to any Tax Proceeding relating to Taxes of the Transferred Subsidiaries for any Taxable Period. With respect to any Tax Proceeding referred to in Section 5.4(e)(i), Group shall have the right to participate fully at its own expense with counsel of its own choosing in all aspects of the prosecution or defense of such Tax Proceeding. With respect to any Tax Proceeding referred to in Section 5.4(e)(i), Buyers shall not (A) take any action or position in any such Tax Proceeding if that action or position could reasonably be expected to increase the Tax liability of Sellers or any of their Affiliates for any Taxable Period or (B) settle or compromise any such Tax Proceeding without the prior written consent of Group, which shall not be unreasonably withheld. If Group refuses to provide its consent to settle or compromise any issue with respect to such Tax Proceeding, Group shall bear the expenses of all aspects of the prosecution or defense of such issue following such refusal, shall assume control of the prosecution or defense of such issue and shall indemnify Buyers for any increase in Buyers' or the Transferred Subsidiaries' liability for Taxes, if any, that the Buyers and the Transferred Subsidiaries incur with respect to such issue in excess of the liability had such Tax Proceeding been terminated or settled on the terms proposed prior to Group's refusal to consent to such settlement or compromise.

                                   SECTION 6
                             CONDITIONS PRECEDENT TO
                        OBLIGATIONS OF BUYERS AND SELLERS

         The obligation of Buyers and Sellers to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver by each, at or before the Closing Date, of the following conditions:

         6.1      NO LITIGATION.

                  (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (each party agreeing to use its commercially reasonable efforts to have any such order reversed or injunction lifted) or other legal or regulatory restraint or provision prohibiting Buyers' proposed acquisition of the Acquired Assets, or limiting or restricting Buyers' conduct or operation of the businesses of Sellers (or its own business) or ownership or use of the Acquired Assets, in each case following the Closing, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, seeking any of the foregoing be pending or, to the Knowledge of Buyers or Sellers, be threatened.

                  (b) No legislation shall have been passed by both house of the U.S. Congress which is reasonably likely to have a Material Adverse Effect.

         6.2 GOVERNMENT CONSENTS AND APPROVALS. All Government Consents set forth on SCHEDULE 6.2 shall have been obtained and made. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         6.3      EMPLOYMENT AGREEMENTS. Buyers and the individual identified in
SCHEDULE 6.3 shall have executed and delivered an employment agreement having the terms set forth in SCHEDULE 6.3. Buyers shall have offered Andrew Lynch, Edward R. Schmidt and Martha Lamkin the opportunity to become employed by SLM and to enter into employment contracts for at least a three-year term containing salary and severance payments equivalent , and with other terms substantially comparable, to those in their agreements with Group as in affect on the date hereof. To the extent such persons do not become employed by SLM or by Group, Loan Services or Guarantee Services, SLM shall reimburse USA Group for severance payments made in connection with the transactions contemplated by this Agreement under their existing employment agreements.

         6.4 DEPARTMENT OF EDUCATION. Sellers shall have notified the Department of Education ( the "DEPARTMENT") of the transactions contemplated by this Agreement as promptly as practicable after the execution of this Agreement and neither Sellers nor Buyers shall have received any objections to the transactions from the Department or any such objections shall have been resolved.

                                   SECTION 7
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

         The obligation of Buyers to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Sellers contained in this Agreement shall be true, correct and complete in all respects (ignoring for these purposes any qualifications as to materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except (a) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (b) for such failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by any of Sellers on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects.

         7.2 NO MATERIAL ADVERSE CHANGE. There have been, individually or in the aggregate, no Material Adverse Effects (excluding for these purposes, clause (ii) of the definition thereof) since March 31, 2000.

         7.3 DELIVERY OF CLOSING ITEMS. Buyers shall have received the deliveries contemplated by Section 2.2(a).

         7.4 U.S. DEPARTMENT OF TREASURY. Buyer shall have notified the U.S. Department of Treasury Office of Sallie Mae Oversight of the transactions contemplated by this Agreement and have received no objection to the transactions from such office or such objection shall have been resolved.

                                   SECTION 8
                             CONDITIONS PRECEDENT TO
                             OBLIGATIONS OF SELLERS

         The obligation of Sellers to effect the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Buyers contained in this Agreement shall be true, correct and complete in all respects (ignoring for these purposes any qualifications as to materiality or Buyers Material Adverse Effect) on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date except (a) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (b) for such failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to result in a Buyers Material Adverse Effect; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyers on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects.

         8.2 NO MATERIAL ADVERSE CHANGE. There have been, individually or in the aggregate, no Buyers Material Adverse Effects since March 31, 2000.


         8.3 DELIVERY OF CLOSING ITEMS. Sellers shall have received the deliveries contemplated by Section 2.2(b).

                                   SECTION 9
                                 INDEMNIFICATION

         9.1 GENERAL INDEMNIFICATION BY SELLERS. Each of Sellers jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Buyers and their officers, directors, employees, agents, representatives, stockholders, assigns, successors and Affiliates (individually, a "BUYERS INDEMNIFIED PARTY" and collectively, "BUYERS INDEMNIFIED PARTIES") from, against and in respect of:

                  (a) all Liabilities, causes of action, lawsuits, administrative proceedings (including informal proceedings), assessments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses, including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description, (collectively, "DAMAGES") suffered, sustained, incurred or paid by Buyers Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i)      any breach or inaccuracy of any
representation or warranty of any of Sellers as of the date of Closing (except that the accuracy of representations and warranties that speak as of the date of this Agreement or some other date will be determined as of such date) set forth in Sections 3.1 (Due Organization), 3.2 (Authorization; Validity), 3.3(a), (d) and (e) (No Conflicts), 3.4 (Title and Ownership), 3.6(a), (b) and (c) (Financial Statements), 3.19 (Taxes), and 3.24 (Student Loan Portfolio) of this Agreement;

                           (ii)     any breach or inaccuracy which is to the
Knowledge of Sellers or to the actual knowledge of Robert J. Grennes, Jr. and Lawrence Morgan (or their successors) after reasonable inquiry (which inquiry shall be completed as of the Closing) of the following representation: Each of Sellers and the Transferred Subsidiaries is and has been in compliance with, and has conducted its respective business and owned, used, operated and maintained its respective properties, rights and assets in full compliance (with respect to loan servicing) with the Higher Education Act, the False Claims Act and the Consumer Credit Protection Act, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect.

                           (iii)    any breach or nonfulfillment of any covenant
or agreement on the part of any of Sellers, in this Agreement; or

                           (iv)     the Retained Assets or the Excluded
Liabilities; and

                  (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.1.

         9.2 GENERAL INDEMNIFICATION BY BUYERS. Buyers covenants and agrees to indemnify, defend, protect and hold harmless Sellers and their officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "SELLER INDEMNIFIED PARTY" and collectively, "SELLER INDEMNIFIED PARTIES") from and against:

                  (a) all Damages suffered, sustained, incurred or paid by the Sellers Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i)      any inaccuracy or breach of any
representation or warranty of Buyers as of the date of this Agreement or as of the date of Closing (except that the accuracy of representations and warranties that speak as of the date of this Agreement or some other date will be determined as of such date) set forth in Sections 4.1 (Due Organization) 4.2 (Authorization; Validity), 4.4(a), (c) and (d) (No Conflicts), and 4.6 (SEC Reports and Financial Statements) of this Agreement; or

                           (ii)     any breach or nonfulfillment of any covenant
or agreement on the part of Buyers in this Agreement; or

                           (iii)    the Assumed Liabilities or the Acquired
Assets; and

                  (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.2.

         9.3      LIMITATION. Notwithstanding the above:

                  (a)      There shall be no liability for indemnification under
Section 9.1 unless the aggregate amount of Damages exceeds $7,500,000 (the "SELLERS INDEMNIFICATION THRESHOLD"), at which time Sellers will be obligated to indemnify the Buyer Indemnified Parties with respect to all such Damages in excess of the Sellers Indemnification Threshold; PROVIDED, HOWEVER, that Sellers Indemnification Threshold shall not apply to Damages described in Section 9.1(a)(iii) or 9.1(a)(iv) or to Damages described in
Section 9.1(a)(i) that relate to Section 3.19 (Taxes), Section 5.4 (Certain Tax Matters), or claims for indemnification thereunder. In no event shall Sellers' aggregate liability in respect of indemnification claims pursuant to Sections 9.1(a) exceed $200 million; PROVIDED, HOWEVER, that no claims for indemnification relating to Section 3.19 (Taxes) or the Schedules thereto or
Section 5.4 (Certain Tax Matters) or claims for indemnification thereunder shall be included in determining such $200 million limitation. To the extent that Buyers had Knowledge (which Sellers shall have the burden of proving in the event of any dispute) that Buyers or any party acting on their behalf were aware that Sellers' representations and warranties set forth in Section 3 of this Agreement were not true and correct in all material respects as of the date of closing, indemnification under this Section 9 for such representations and warranties for which Buyers had Knowledge shall not be available solely with respect to the specific claim under such representations or warranties which Buyers were aware were not true and correct.

                  (b)      There shall be no liability for indemnification under
Section 9.2 unless the aggregate amount of Damages exceeds $7,500,000 (the "BUYERS INDEMNIFICATION THRESHOLD"), at which time Buyers will be obligated to indemnify the Seller Indemnified Parties with respect to all such Damages in excess of the Buyers Indemnification Threshold; PROVIDED, HOWEVER, that the Buyers Indemnification Threshold shall not apply to Damages described in Section 9.2(a)(ii)or 9.2(a)(iii). In no event shall Buyers' aggregate liability in respect of indemnification claims pursuant to Section 9.2(a) exceed $200 million. To the extent that Sellers had Knowledge (which Buyers shall have the burden of proving in the event of any dispute) that Sellers or any party acting on their behalf were aware that Buyers' representations and warranties set forth in Section 4 of this Agreement were not true and correct in all material respects as of the date of closing, indemnification under this Section 9 for such representations and warranties for which Sellers had Knowledge shall not be available solely with respect to the specific claim under such representations or warranties which Sellers were aware were not true and correct.

                  (c) The representations, warranties and covenants referenced in Sections 9.1(a)(i) , (ii) and (iii) shall survive the Closing and expire on March 1, 2002. The representations and warranties and covenants referenced in Sections 9.2(a)(i) and (ii) shall survive the Closing and expire on March 1, 2002. Notwithstanding the foregoing, the representations and warranties, covenants and agreements of the Sellers referred to in Sections 9.1(a)(i), (ii) and (iii) that relate to Section 3.19 (Taxes) or under Section
5.4 (Certain Tax Matters) shall survive after the Effective Time and shall remain in full force and effect until the date that is two (2) months after the expiration of the last applicable federal or state statute of limitations (including extensions thereof).

         9.4 INDEMNIFICATION PROCEDURES. Except as set forth in Section 5.4(e), all Claims for indemnification under this Section 9 shall be asserted and resolved as follows:

                  (a) In the event that any Person entitled to indemnification hereunder (the "INDEMNIFIED PARTY") has a Claim against any party obligated to provide indemnification pursuant to Section 9.1 or 9.2 hereof (the "INDEMNIFYING PARTY") which does not involve a Claim being sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to each Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of the Claim Notice (the "NOTICE PERIOD") that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 9.4(a), the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                  (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "CLAIM NOTICE"). The Indemnifying Party shall, within the Notice Period, notify the Indemnified Party (i) whether or not such Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that such Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, such Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, PROVIDED that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Damages of the Indemnified Party with respect thereto, including interest from the date such Damages were incurred. All reasonable costs and expenses incurred by the Indemnified Party in so defending a Claim shall constitute Damages.

                  (c) If at any time, in the reasonable opinion of the Indemnified Party, any Claim described in Section 9.4(b) seeks material prospective relief which could have a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of any Indemnified Party or any Affiliate thereof, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

                  (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

                  (e) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 9.4 of any actual, threatened or possible Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

                  (f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Sections 5.4, 9.1 or 9.2.

         9.5 REMEDIES. The remedies set forth in this Section 9 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

                                   SECTION 10
                                  MISCELLANEOUS

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                  (a)      by mutual consent of Buyers and Sellers;

                  (b) by Sellers, on the one hand, or by Buyers, on the other hand, if the Closing shall not have occurred on or before January 31, 2001, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either party whose material misrepresentation, inaccuracy, breach of warranty, default or failure to fulfill any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) by Sellers, on the one hand, or by Buyers, on the other hand, if there is or has been an inaccuracy, breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein (ignoring for those purposes any qualifications as to materiality or Material Adverse Effect) except for such inaccuracies, breaches, failures or defaults as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, or in the due and timely performance and satisfaction in all material respects of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made within thirty (30) days from receipt of the notice of such default or could not reasonably be expected to occur before the Closing Date;

                  (d)      by Sellers or by Buyers if:

                           (i)      any Governmental Authority of competent
jurisdiction shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated hereby and such judgment, injunction, order or decree shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this Section 10.1(d)(i) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree; or

                           (ii)     any statute, rule, regulation or executive
order promulgated or enacted by any Governmental Authority after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect; or

                  (e)      by Sellers pursuant to SECTION 5.1(D).

         10.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 10.1 hereof, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or representatives) shall have any liability or obligation hereunder, except (a) in any case in accordance with the expense provisions of Section 10.7, the brokers and finders provision of Sections 10.6, the provisions of this Section 10.2, the provisions of Section 5.3 to the extent they relate to Confidential Information of Buyers, and the governing law and forum selection provisions of Section 10.10 and 10.11, respectively, each of which shall survive any such termination, (b) in any case to the extent such termination results from the breach of any covenant or a knowing misrepresentation or inaccuracy of any representations, warranties or covenants contained in this Agreement and (c) if the Agreement is terminated pursuant to Section 10.1(e), then Sellers will immediately pay to Buyers a termination fee equal to $18,000,000 in cash which shall be payable immediately upon termination of this Agreement. The agreement contained in this Section 10.2 is an integral part of the transaction and constitutes liquidated damages in the event of the occurrence of the circumstances specified in Section 10.1(e) above and is not a penalty.

         10.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives; provided, however, that Buyers may assign any or all of its rights, obligations or liabilities hereunder to any of its wholly-owned Affiliates, and provided further that Buyers may assign any or all of its rights and obligations under this Agreement to any party that merges with or acquires all or substantially all of the assets of Buyers.

         10.4 ENTIRE AGREEMENT. This Agreement (which includes the Schedules hereto) and the agreements set forth in the exhibits attached hereto sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof.

         10.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         10.6 BROKERS AND AGENTS. Group represents and warrants to Buyers that it has employed Goldman, Sachs & Co. ("GOLDMAN SACHS") in connection with the transactions contemplated by this Agreement and agrees to indemnify Buyers against all Damages relating to or arising out of claims for fees or commission by Goldman Sachs. Other than Goldman Sachs and Bear Stearns & Co., Inc. with respect to Sellers and Salomon Smith Barney Inc. with respect to Buyers, Buyers and Sellers each represents and warrants to the other that it has not employed any broker, finder or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all Damages relating to or arising out of claims for fees or commission of any broker, finder or agent employed or alleged to have been employed by such indemnifying party.

         10.7 EXPENSES AND FEES. Except as provided in Section , 10.2 or as otherwise provided in this Agreement, Buyers will pay and be solely responsible for all of the fees, expenses and disbursements of Buyers and their agents, representatives, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation negotiation, legal, travel, due diligence expenses. Except as otherwise provided, Sellers will pay and be solely responsible for all of the fees, expenses and disbursements of Sellers, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation negotiation, legal, travel, due diligence expenses.

         10.8 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

         10.9 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to Buyers to:

                  SLM Holding Corporation
                  11600 Sallie Mae Drive
                  Reston, VA 20193
                  Attn:  Marianne M. Keler
                  (703) 810-5208 (phone)
                  (703) 810-7695 (telefax)

         and a required copy to:

                  Wilmer, Cutler & Pickering
                  2445 M Street, N.W.
                  Washington D.C. 20037
                  Attn: Richard Cass
                  (202) 663-6000 (phone)
                  (202) 663-6363 (telefax)

If to Sellers to:

                  USA Group, Inc.
                  30 South Meridian Street
                  Indianapolis, IN  46204-3503
                  Attn:  Edward R. Schmidt
                  (317) 951-5123 (phone
                  (317) 951-5007 (telefax)

         with a required copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  (212) 909-6000 (phone)
                  (212) 909-6836 (telefax)
                  Attention: Franci J. Blassberg
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         10.10 DISPUTE RESOLUTION. The Sellers on the one hand and the Buyers on the other hand shall appoint a representative to coordinate with the other party the implementation of this Agreement. If any dispute arises with respect to either party's performance hereunder, the representatives shall meet to attempt to resolve such dispute, either in person or by telephone, within two
(2) Business Days after the written request of either representative. If the representatives are unable to resolve such dispute, the chief financial officers of SLM and Group shall meet, either in person or by telephone, within ten (10) Business Days after either representative provides written notice that the representatives have been unable to resolve such dispute.

         10.11 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the State of Delaware without giving effect to the choice of law provisions thereof.

         10.12 SELECTION OF A FORUM. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN A FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE (THE "CHOSEN COURT") AND
(A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT.

         10.13 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

         10.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. Other than Sections 5.2(b) and 5.3(k), no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee, partner of any party hereto or any other Person, other than the parties hereto.

         10.15 MUTUAL DRAFTING. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         10.16 FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         10.17 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         10.18 SCHEDULES. The disclosure of any item in any of the Schedules attached hereto shall not be deemed a disclosure with respect to any Schedules in which such item is not disclosed, unless such item is expressly incorporated by reference, and except to the extent the matters disclosed in one Schedule would clearly appear on their face to address matters disclosed in another Schedule.

         10.19 DEFINITION OF AFFILIATE. For purposes of this Agreement, the term "AFFILIATE" means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, or (ii) any director, officer, partner, member, manager or trustee of such Person or (iii) any Person who is an officer, director, partner, member, manager or trustee of any Person described in clauses (i) or (ii) of this sentence. As used herein, "controls," "control" and "controlled" means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person or otherwise.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

                    SLM HOLDING CORPORATION

                    By:       ________________________________________________
                    Name:     Albert L. Lord
                    Title:    Chief Executive Officer

                    HIJ CORPORATION

                    By:       ________________________________________________
                    Name:     Albert L. Lord
                    Title:    President

                    USA GROUP, INC.

                    By:       ________________________________________________
                    Name:     ________________________________________________
                    Title:    ________________________________________________

                    By:       ________________________________________________
                    Name:     ________________________________________________
                    Title:    ________________________________________________

                    USA GROUP LOAN SERVICES, INC.

                    By:       ________________________________________________
                    Name:     ________________________________________________
                    Title:    ________________________________________________

                    USA GROUP GUARANTEE SERVICES, INC.

                    By:       ________________________________________________
                    Name:     ________________________________________________
                    Title:    ________________________________________________



                                    EXHIBITS

Exhibit 2.2(a)(iii)                       Transitional Services Agreement

Exhibit 2.2(a)(iv)                        Registration Rights Agreement

Exhibit 2.2(a)(v)                         Grant Recommendation Agreement

Exhibit 2.2(a)(vi)                        Name and Trademark License Agreement

Exhibit 2.2(a)(vii)                       Amendment to Guarantee Services Agreement

Exhibits 2.2(a)(xii)                      Non Compete Agreement

Exhibit 2.2(a)(xiv)                       Sellers' Opinions of Counsel

Exhibit 2.2(b)(ix)                        Buyers' Opinions of Counsel



                                    SCHEDULES

SCHEDULE                       NAMES

Schedule 1.1(j)                Name
Schedule 1.2                   Retained Assets
Schedule 1.6                   Allocation of Consideration
Schedule 3.0                   Additional Persons with Knowledge
Schedule 3.3(b)                Conflicts
Schedule 3.3(d)                Government Consents
Schedule 3.4                   Title and Ownership
Schedule 3.5                   Subsidiaries
Schedule 3.6(a)                Financial Information (including for Group, Guarantee Services, Loan
                               Services, Enterprises and SMS)
Schedule 3.6(c)                Combined Statements of Financial Position of Group and its
                               Subsidiaries
Schedule 3.6(d)                Liabilities
Schedule 3.7                   Material Permits
Schedule 3.8                   Environmental Matters
Schedule 3.8(b)                Environmental Permits
Schedule 3.9(a)                Real Property
Schedule 3.9(b)                Exceptions Regarding Real Property
Schedule 3.10                  Leases
Schedule 3.11(a)               Material Contracts
Schedule 3.11(c)               Exceptions to Material Contracts
Schedule 3.12                  Insurance
Schedule 3.13(c)               Labor and Employment Matters
Schedule 3.14(b)               Employee Benefit Plans
Schedule 3.14(c)(iii)          Pension Plans

Schedule 3.14(c)(iv)           Matters Pending under the IRS's Employee Plans Compliance
                               Resolutions System

Schedule 3.14(c)(v)            Acceleration of Company Plan or Company Benefit Arrangement
Schedule 3.16                  Litigation
Schedule 3.17                  Intellectual Property
Schedule 3.19(d)               Tax Extensions
Schedule 3.19(h)               Employee Payments

Schedule 3.19(k)               Tax Partnerships
Schedule 3.20                  Absence of Changes
Schedule 3.23                  Liability for Loan Servicing
Schedule 3.24(b)               Loan Liens
Schedule 3.24(f)               Credit and Collection Policies


Schedule 3.24(i)               Borrower Benefit Programs
Schedule 4.4                   No Conflicts
Schedule 4.5                   Capitalization
Schedule 4.8                   Absence of Certain Charges
Schedule 4.9                   Absence of Undisclosed Liabilities
Schedule 4.11(a)               Material Buyer Contracts
Schedule 4.11(c)               Buyer Registration Rights Agreements
Schedule 4.12                  Litigation
Schedule 5.2(b)(i)             Names of Executive Vice Presidents
Schedule 5.3(k)(i)             Non-Transferred Employees

Schedule 5.3(k)(viii)          Equivalent Benefits

Schedule 5.3(k)(xii)           Options
Schedule 6.2                   Government Consents and Approvals
Schedule 6.3                   Individual Subject to Employment Agreement


                                   LOCATION OF

                                  DEFINED TERMS

"Accountant"........................................................................................1.5(a)
"Acquisition Corp."...............................................................................Preamble
"Acquisition Proposal"........................................................................5.1(d)(i)(A)
"Act"...........................................................................................3.24(a)(i)
"Adjusted Net Asset Value"..........................................................................1.5(a)
"Adjustment Certificate"..................................................................................
"Adjustment Report".................................................................................1.5(f)
"Affiliate"..........................................................................................10.19
"Aggregate Value"...............................................................................1.4(a)(ii)
"Agreement".......................................................................................Preamble
"Assumed Contracts".................................................................................1.1(f)
"Assumed Liabilities"..................................................................................1.3
"Assumption Agreement".................................................................................1.3
"Audited Balance Sheet".............................................................................1.5(f)
"Audited Financial Statements"......................................................................3.6(a)
"Average SLM Stock Price".......................................................................1.4(a)(ii)
"Benefit Arrangement"...........................................................................3.14(a)(i)
"Benefit Plan".................................................................................3.14(a)(ii)
"Books and Records"...................................................................................3.18
"Business"........................................................................................Recitals
"Buyers"..........................................................................................Preamble
"Buyers' Auditors"..................................................................................1.5(d)
"Buyers' Charter Documents".........................................................................4.1(b)
"Buyers Indemnification Threshold"..................................................................9.3(b)
"Buyers Indemnified Party".............................................................................9.1
"Buyers Material Adverse Effect"....................................................................4.1(a)
"Cash Plans"...........................................................................................1.3
"Cash Purchase Price"............................................................................1.4(a)(i)
"Charter Documents".................................................................................3.1(b)
"Chosen Court"........................................................................................10.6
"Claim Notice"......................................................................................9.4(b)
"Closing"..............................................................................................2.1
"Closing Date".........................................................................................2.1
"COBRA".......................................................................................3.14(c)(vii)
"Code".............................................................................................3.19(f)
"Company Benefit Arrangement".................................................................3.14(a)(iii)
"Company Financial Statements"......................................................................3.6(a)
"Company Plan".................................................................................3.14(a)(iv)
"Confidential Knowledge"........................................................................5.3(c)(ii)
"Contracts".........................................................................................1.1(f)
"Damages"...........................................................................................9.1(a)
"Department"...........................................................................................6.4
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
"Dispute Notice"....................................................................................1.5(d)
"Eligible Insurer".............................................................................3.24(a)(ii)
"Eligible Lender Trustee"..........................................................................3.24(b)
"Employment Agreement".................................................................................6.3
"Enterprises".....................................................................................Recitals
"Enterprises Shares"................................................................................1.1(i)
"Environmental Permits".............................................................................3.8(b)
"ERISA".........................................................................................3.14(a)(v)
"ERISA Affiliate"..............................................................................3.14(a)(vi)
"Excluded Liabilities".................................................................................1.3
"FFELP".......................................................................................3.24(a)(iii)
"FFELP Loan Portfolio".........................................................................3.24(a)(iv)
"Funds"...........................................................................................Recitals
"GAAP".................................................................................................1.2
"Group"...........................................................................................Preamble
"Group Work"......................................................................................Recitals
"Goldman Sachs".......................................................................................10.6
"Governmental Authority"............................................................................1.1(e)
"Government Consents"...............................................................................3.3(d)
"Guarantee Business"..............................................................................Recitals
"Guarantee Services"..............................................................................Preamble
"HSR Act"...........................................................................................5.3(h)
"Indemnified Party".................................................................................9.4(a)
"Indemnifying Party"................................................................................9.4(a)
"IRS".................................................................................................3.12
"June 30, 2000 Pro Forma Balance Sheets"............................................................3.6(c)
"June 30, 2000 Pro Forma Finance Statements"........................................................3.6(c)
"June 30, 2000 Pro Forma Results of Operations".....................................................3.6(c)
"Knowledge"......................................................................................Section 3
"Laws"..............................................................................................3.1(a)
"Lease"...............................................................................................3.10
"Liabilities".......................................................................................3.6(d)
"Licenses"..........................................................................................1.1(g)
"Lien".................................................................................................1.1
"Loan Services"...................................................................................Preamble
"March 31, 2000 Pro Forma Balance Sheets"...........................................................3.6(c)
"March 31, 2000 Pro Forma Financial Statements".....................................................3.6(c)
"March 31, 2000 Pro Forma Results of Operations"....................................................3.6(c)
"Material Adverse Effect"...........................................................................3.1(a)
"Material Contracts"..................................................................................3.11
"Material Permits".....................................................................................3.7
"Net Asset Value"......................................................................................1.2
"Note"..........................................................................................3.24(a)(v)
"Notice Period".....................................................................................9.4(a)
"Pension Plan"................................................................................3.14(a)(vii)
"Permitted Liens"......................................................................................3.4
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
"Permits"...........................................................................................1.1(h)
"Person"............................................................................................1.1(e)
"Pre-Closing Period"............................................................................3.19(r)(i)
"Pricing Period"................................................................................1.4(a)(ii)
"Private Loan Portfolio".......................................................................3.24(a)(vi)
"Purchase Price"....................................................................................1.4(a)
"Qualified Plan".............................................................................3.14(a)(viii)
"Real Property".....................................................................................3.9(a)
"Regulations".................................................................................3.24(a)(vii)
"Required Consents".................................................................................5.3(g)
"Retained Assets"......................................................................................1.2
"Seller Indemnified Party".............................................................................9.2
"Sellers Indemnification Threshold".................................................................9.3(a)
"Sellers".........................................................................................Preamble
"Straddle Periods".............................................................................5.4(a)(iii)
"SLM".............................................................................................Preamble
"SLM Common Stock"..............................................................................1.4(a)(ii)
"SLM SEC Reports"...................................................................................4.6(a)
"SLM Shares"....................................................................................1.4(a)(ii)
"SLM Stock Plans"......................................................................................4.5
"SMS Hawaii"........................................................................................1.2(d)
"Student Loan Portfolio".....................................................................3.24(a)(viii)
"Tax Proceeding"...............................................................................3.19(r)(iv)
"Tax Return"....................................................................................3.19(r)(v)
"Tax"..........................................................................................3.19(r)(ii)
"Taxable Period"..............................................................................3.19(r)(iii)
"Taxing Authority".............................................................................3.19(r)(vi)
"Third Party Consents"..............................................................................3.3(b)
"Trading Day"...................................................................................1.4(a)(ii)
"Transferred Subsidiaries"........................................................................Recitals
"Transitional Services Agreement" .............................................................2.2(a)(iii)
"Third Party Acquirers".......................................................................5.1(d)(i)(A)
"Unaudited Interim Financial Statements"............................................................3.6(a)
"USA Group Funds"...................................................................................1.2(c)
"USA Group SMS"...................................................................................Recitals
"Window Period".................................................................................5.1(d)(ii)
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